UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SAMSARA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1 De Haro Street
San Francisco, California 94107
(415) 985-2400
June 2, 2025
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Samsara Inc., to be held on Tuesday, July 29, 2025 at 1:00 p.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/IOT2025, where you will be able to listen to the meeting live, submit questions and vote online.
We have elected to deliver our proxy materials to our stockholders over the Internet under the Securities and Exchange Commission rules that allow companies to do so. This delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. On or about June 2, 2025, we expect to mail the Notice of Internet Availability containing instructions on how to access our proxy statement for the annual meeting and our annual report to our stockholders. The Notice of Internet Availability also provides instructions on how to vote by mail or over the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The notice of annual meeting on the next page as well as our full proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Samsara.
Sincerely,

/s/ Sanjit Biswas	/s/ John Bicket
Sanjit Biswas	John Bicket

Co-Founder, CEO & Chair	Co-Founder, Executive Vice President, CTO & Director
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SAMSARA INC.
1 De Haro Street
San Francisco, California 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	1:00 p.m., Pacific Time, on Tuesday, July 29, 2025

Place
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/IOT2025, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
•To elect nine directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026.
•To approve, on a non-binding advisory basis, the compensation of our named executive officers.
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	May 30, 2025 Only stockholders of record as of May 30, 2025 are entitled to notice of and to vote at the annual meeting.

Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about June 2, 2025 to all stockholders entitled to vote at the annual meeting.
The proxy materials and our annual report can be accessed as of June 2, 2025 by visiting www.proxyvote.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

/s/ Adam Eltoukhy
Adam Eltoukhy
Executive Vice President, Chief Legal Officer and Corporate Secretary
San Francisco, California
June 2, 2025
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SAMSARA INC.
PROXY STATEMENT
FOR FISCAL YEAR 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held at 1:00 p.m., Pacific Time, on Tuesday, July 29, 2025
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
In this proxy statement, we refer to Samsara Inc. as “Samsara,” “we” or “us” and the board of directors of Samsara as our “Board of Directors” or our “Board”. Our annual report, which contains consolidated financial statements as of and for the fiscal year ended February 1, 2025, accompanies this proxy statement. You also may obtain a copy of the annual report without charge by emailing ir@samsara.com.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the fiscal year 2026 annual meeting of stockholders of Samsara and any postponements, adjournments or continuations thereof. The annual meeting will be held on Tuesday, July 29, 2025 at 1:00 p.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/IOT2025, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about June 2, 2025 to all stockholders of record as of May 30, 2025. The proxy materials and our annual report can be accessed as of June 2, 2025 by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of nine directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified;
•the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026;
•the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
•any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
As of the date of this proxy statement, our management and Board of Directors were not aware of any other matters to be presented at the annual meeting.
How does the Board of Directors recommend that I vote on these proposals?
Our Board of Directors recommends that you vote your shares:
•“FOR” the election of each director nominee named in this proxy statement;

•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026; and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Who is entitled to vote at the annual meeting?
Holders of our Class A and Class B common stock as of the close of business on May 30, 2025, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 299,748,928 shares of our Class A common stock outstanding, 269,587,022 shares of our Class B common stock outstanding and no shares of our Class C common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting, each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting and each share of Class C common stock is not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of ten calendar days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., Pacific Time, at our principal executive offices located at 1 De Haro Street, San Francisco, California 94107 by contacting our corporate secretary in writing at the foregoing address.
How many votes are needed for approval of each proposal?
Proposal No. 1
Each director is elected by a plurality of the voting power of the shares present virtually or by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of “FOR” votes are elected as directors. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted “FOR” a particular nominee, whether as a result of choosing to “WITHHOLD” authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Proposal No. 2
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026 requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the annual meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Proposal No. 3
The approval, on a non-binding advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the annual meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on us or our Board of Directors. Our Board of Directors and our compensation committee, however, will consider the outcome of the vote when determining the compensation of our named executive officers.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Class A common stock you own as of the close of business on May 30, 2025 and you have ten votes for each share of Class B common stock you own as of the close of business on May 30, 2025.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on July 28, 2025 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by telephone at +1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on July 28, 2025 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (if you received printed proxy materials), which must be received prior to the annual meeting; or
•by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/IOT2025, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026; and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at Samsara Inc., 1 De Haro Street, San Francisco, California 94107, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/IOT2025. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 1:00 p.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.
What if I cannot find my control number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to log in as a guest. To join the meeting webcast, visit www.virtualshareholdermeeting.com/IOT2025 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a street name stockholder, you will need to contact that bank, broker, or other holder of record to obtain your control number prior to the annual meeting.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page at www.virtualshareholdermeeting.com/IOT2025. Technical support will be available starting at 12:45 p.m. Pacific Time on Tuesday, July 29, 2025 and will remain available until the annual meeting has ended.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Each of Sanjit Biswas, John Bicket, Dominic Phillips and Adam Eltoukhy has been designated as proxy holder for the annual meeting by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holder will use his or her own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact Samsara’s transfer agent?
You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 800-736-3001 (or +1-781-575-3100 for international callers), or by writing to Computershare Trust Company, N.A., at PO Box 43006, Providence, Rhode Island 02940-3006. Stockholders of record may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.computershare.com.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our Board of Directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
Samsara Inc.
Attention: Corporate Legal
1 De Haro Street
San Francisco, California 94107
Tel: (415) 985-2400
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Board of Directors
Our Board of Directors consists of nine directors, seven of whom are independent under the listing standards of the New York Stock Exchange (“NYSE”). At each annual meeting of stockholders, directors will be elected for a one-year term and until their successors are duly elected and qualified.
The following table sets forth the names, ages, and certain other information for each of our directors and director nominees, as of May 30, 2025:

Name	Age	Position(s)	Director Since
Sanjit Biswas	43	Co-Founder, Chief Executive Officer and Chair	2015
John Bicket	45	Co-Founder, Executive Vice President, Chief Technology Officer and Director	2015
Marc Andreessen	53	Director	2015
Todd Bluedorn(1) (2)	62	Director	2023
Sue Bostrom(1)	64	Director	2021
Jonathan Chadwick(3)	59	Lead Independent Director	2020
Alyssa Henry(3)	54	Director	2024
Ann Livermore(1) (2)	66	Director	2021
Sue Wagner(2) (3)	64	Director	2020
_________________________
(1)Member of compensation committee
(2)Member of nominating and corporate governance committee
(3)Member of audit committee

Our Board of Directors is composed of individuals with a variety of backgrounds, experience and skills relevant to our company. The composition of our Board of Directors provides a broad range of perspectives and enhances our ability to execute on our company strategy. The following chart reflects the range of attributes possessed by our Board of Directors. Five of our directors have diverse demographic backgrounds, including four on the basis of gender and one on the basis of race/ethnicity.

Skill	Sanjit Biswas	John Bicket	Marc Andreessen	Todd Bluedorn	Sue Bostrom	Jonathan Chadwick	Alyssa Henry	Ann Livermore	Sue Wagner
Core
Public Company Leadership	✔	✔	✔	✔	✔	✔	✔	✔	✔
Finance	✔	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔	✔	✔	✔
Strategic
Technology and Innovation	✔	✔	✔	✔	✔	✔	✔	✔	✔
Global Business and Operations	✔	✔	✔	✔	✔	✔	✔	✔	✔
Sales and Marketing	✔	✔		✔	✔		✔	✔	✔
Human Capital Management	✔	✔		✔	✔	✔		✔	✔
Cybersecurity	✔	✔				✔	✔		✔
Product Management and Engineering	✔	✔	✔				✔
Definitions
Core Skills
Public Company Leadership: Experience serving in a significant leadership position at a public company
Finance: Knowledge of financial markets, finance and accounting, financial reporting and/or experience in financial strategy or management
Corporate Governance: Experience on other public company boards and in corporate governance-related matters
Risk Management: Experience in the oversight, evaluation and/or execution of risk management programs
Strategic Skills
Technology and Innovation: Understanding of the technology industry and product innovation to oversee our business and address the opportunities and risks we face
Global Business and Operations: Experience in building, growing or operating a business on a global scale
Sales and Marketing: Experience in driving sales, marketing, and brand growth and development
Human Capital Management: Experience in talent development, management and oversight of compensation and people-related policies
Cybersecurity: Experience in assessing, overseeing or managing cybersecurity, information security or data privacy risks or programs
Product Management and Engineering: Technical experience in product strategy, design or development

Nominees for Director

Mr. Biswas has served as our Chief Executive Officer and as the Chairman of our Board of Directors since February 2015. Prior to co-founding Samsara, he was the Chief Executive Officer and co-founder of Meraki, an information technology company, from April 2006 to December 2012. He served as Vice President and General Manager at Cisco Systems, a technology company, from December 2012 to January 2015 following Cisco’s acquisition of Meraki in 2012. Mr. Biswas holds a B.S. in Computer Systems Engineering from Stanford University and an S.M. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
We believe Mr. Biswas is qualified to serve as a member of our Board of Directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders, as well as his prior business experience.

Sanjit Biswas

Mr. Bicket has served as our Chief Technology Officer and as a member of our Board of Directors since February 2015. Prior to co-founding Samsara, he was the CTO and co-founder of Meraki from April 2006 to December 2012. He served as Vice President of Engineering at Cisco Systems from December 2012 to January 2015 following Cisco’s acquisition of Meraki in 2012. Mr. Bicket holds a B.S. in Computer Science from Cornell University and an S.M. in Computer Science from the Massachusetts Institute of Technology.
We believe Mr. Bicket is qualified to serve as a member of our Board of Directors because of the perspective and experience he brings as our Chief Technology Officer and as one of our co-founders, as well as his prior business experience.

John Bicket

Mr. Andreessen has served as a member of our Board of Directors since May 2015. He is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, and served in various positions, including Chief Technology Officer and Executive Vice President of Products. Mr. Andreessen previously served as a member of the boards of directors of eBay Inc., an e-commerce company, Hewlett-Packard Company, a software and hardware provider, and Hewlett Packard Enterprise Company, a technology solutions provider. Mr. Andreessen currently sits on the boards of directors of Meta Platforms, Inc., a technology company, Coinbase Global, Inc., a cryptocurrency exchange platform, and several private companies. Mr. Andreessen holds a B.S. in computer science from the University of Illinois Urbana-Champaign.
We believe that Mr. Andreessen is qualified to serve as a member of our Board of Directors due to his extensive leadership and business experience as an Internet entrepreneur, venture capitalist, and technologist, as well as his service on other boards of directors of various public companies.

Marc Andreessen

Mr. Bluedorn has served as a member of our Board of Directors since August 2023. He has most recently served as Vice Chair of Madison Industries, a privately-held industrial company, from 2022 to 2023. Prior to Madison Industries, he served as Chief Executive Officer of Lennox International, a climate control solutions provider, from 2007 to 2022, and as Chairman of the board of Lennox International from 2012 to 2022. Prior to that, Mr. Bluedorn held several senior management positions at United Technologies Corporation, including leading Otis Elevator — North & South America, an elevator manufacturer and maintainer. He also served on the board of directors of Eaton Corporation from 2010 to 2020. He currently sits on the board of directors of Texas Instruments, a global semiconductor company. Mr. Bluedorn holds a B.S. in Electrical Engineering from The United States Military Academy at West Point and an M.B.A from Harvard Business School.
We believe that Mr. Bluedorn is qualified to serve as a member of our Board of Directors due to his leadership and business experience in the industrial sector and his service in several senior management positions.

Todd Bluedorn

Ms. Bostrom has served as a member of our Board of Directors since March 2021. She previously served in various roles at Cisco Systems from 1997 to January 2011, most recently serving as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs. Ms. Bostrom currently serves on the boards of directors of GitLab Inc., a global software company, and ServiceNow, Inc., a cloud computing company, as well as the boards of directors of several private companies and non-profit organizations. Ms. Bostrom previously served as a member of the board of directors of Anaplan, Inc., a software company, from September 2017 until June 2022, Nutanix, a cloud computing company, from October 2017 until March 2022, Cadence Design Systems, Inc., a computational software company, from February 2011 until May 2021, Varian Medical Systems, Inc., a manufacturer of medical devices and software, from February 2005 until February 2019, Rocket Fuel Inc., an artificial intelligence media buying company, from February 2013 until its acquisition by Sizmek, Inc. in September 2017, and Marketo, Inc., a provider of software-as-a-service marketing automation solutions, from May 2012 until its acquisition by Vista Equity Partners in August 2016. Ms. Bostrom holds a B.S. in Business from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business.
We believe Ms. Bostrom is qualified to serve as a member of our Board of Directors due to her extensive experience and leadership roles in the technology industry and her service on the boards of directors of various public companies.

Sue Bostrom

Mr. Chadwick has served as a member of our Board of Directors since August 2020. Since April 2016, he has been a private investor. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company. He previously served as the Chief Financial Officer of Skype Communication S.a.r.l., a voice over IP (VoIP) service company, and as a Corporate Vice President of Microsoft Corporation, a technology company, after its acquisition of Skype Communication S.a.r.l. Mr. Chadwick previously served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security software company, until its acquisition by Intel Corporation. Before that, Mr. Chadwick served in various executive roles at Cisco Systems. Mr. Chadwick also worked for Coopers & Lybrand (now PricewaterhouseCoopers), an accounting firm, in various roles in the United States and United Kingdom. He currently serves on the boards of directors of ServiceNow, Inc., a cloud computing company, Zoom Video Communications, Inc., a provider of remote conferencing services, Confluent, Inc., a data infrastructure company, and various private companies. He previously served on the board of directors of Elastic N.V., a search and data analysis company, Cognizant Technology Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath.
We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors due to his significant financial expertise as a Chief Financial Officer and service on the boards of directors of various public companies.

Jonathan Chadwick

Ms. Henry has served as a member of our Board of Directors since August 2024. She most recently served as Chief Executive Officer of Square at Block, Inc. (formerly Square, Inc.), a financial services company, from February 2023 to October 2023. Prior to her role as CEO, Ms. Henry served in various roles at Square, Inc., including Square Lead and Block Infrastructure and Information Security Lead from December 2021 to February 2023, and Seller Lead from 2014 to December 2021. Prior to these roles, she served in various capacities at Amazon.com, Inc. from 2006 to 2014, including as Vice President of Amazon Web Services Storage Services. Ms. Henry spent 12 years at Microsoft Corporation in various engineering, program management, and product unit management roles. Ms. Henry currently serves on the boards of directors of Intel Corporation and Confluent, Inc. She also previously served as a member of the board of directors of Unity Software, Inc. from December 2018 to November 2022. Ms. Henry holds a B.S in Mathematics and Applied Science with a Specialization in Computing from the University of California, Los Angeles.
We believe Ms. Henry is qualified to serve as a member of our Board of Directors due to her extensive leadership experience in the technology industry and her service on the boards of directors of various public companies.

Alyssa Henry

Ms. Livermore has served as a member of our Board of Directors since June 2021. She previously served in various management and leadership roles at Hewlett-Packard Company from 1982 to October 2011, most recently serving as Executive Vice President. Ms. Livermore currently serves on the boards of directors of Qualcomm Incorporated, a wireless technology company, and Hewlett Packard Enterprise Company, as well as several boards of directors of private companies. Ms. Livermore previously served as a member of the board of directors of Hewlett-Packard Company from June 2011 until November 2015 and United Parcel Service, Inc., a shipping and supply chain management company, from November 1997 until May 2023. Ms. Livermore holds a B.A. in Economics from the University of North Carolina, Chapel Hill and an M.B.A. from the Stanford Graduate School of Business.
We believe Ms. Livermore is qualified to serve as a member of our Board of Directors due to her extensive experience and leadership roles in the technology industry and her service on the boards of directors of various public companies.

Ann Livermore

Ms. Wagner has served as a member of our Board of Directors since November 2020. She is a co-founder of BlackRock, Inc., an asset management company, and held various roles there from its founding until her retirement in July 2012. During her tenure at BlackRock, Ms. Wagner served as BlackRock’s Vice Chairman, Chief Operating Officer, Head of Corporate Strategy, a member of the Global Executive Committee and Global Operating Committee, and led the alternative investments and international client businesses. She currently serves on the boards of directors of BlackRock, Apple Inc., an electronics and software company, and Color Health, a private health technology company. Ms. Wagner previously served as a member of the board of directors of Swiss Re Ltd., an insurance and reinsurance company, from April 2014 to April 2023. Ms. Wagner holds a B.A. in English and Economics from Wellesley College and an M.B.A. in Finance from the University of Chicago.
We believe Ms. Wagner is qualified to serve as a member of our Board of Directors due to her operational experience, including her service as chief operating officer of a large multinational public company, her extensive financial expertise and experience in the financial services industry, and her global business perspective from her service on other boards.

Sue Wagner
Director Independence
Our Class A common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our Board of Directors. Under NYSE listing rules, a director will only qualify as an independent director if that listed company’s board of directors affirmatively determines that the director has no material relationship with such listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such listed company). In addition, the NYSE listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing rules applicable to compensation committee members.

Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that Mr. Andreessen, Mr. Bluedorn, Ms. Bostrom, Mr. Chadwick, Ms. Henry, Ms. Livermore, and Ms. Wagner, representing seven of our nine directors, do not have any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors is an “independent director” as defined under the listing standards of the NYSE.
In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure
Sanjit Biswas, our co-founder and Chief Executive Officer, serves as Chair of our Board of Directors, presides over meetings of our Board of Directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board of Directors. Our independent directors bring experience, oversight, and expertise from outside of our company, while Mr. Biswas and Mr. Bicket each bring current company-specific experience, leadership, and insight as our co-founders and Chief Executive Officer and Chief Technology Officer, respectively.
Our Board of Directors has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chair of the Board of Directors is not independent. Our Board of Directors has appointed Mr. Chadwick to serve as our Lead Independent Director. As Lead Independent Director, Mr. Chadwick carries out the duties and responsibilities outlined below and performs such additional duties as our Board of Directors may otherwise determine and delegate. Our Board of Directors believes that this structure is appropriate and offers independent leadership and engagement from the Lead Independent Director, while providing the benefit of having our Chief Executive Officer, the individual with primary responsibility for managing the company’s day-to-day operations, chair regular Board of Directors’ meetings as key business and strategic issues are discussed.

Duties and Responsibilities of our Lead Independent Director
✔	Maintain significant involvement in meetings of the Board of Directors and executive sessions, including presiding over meetings at which the Chair is not present
✔	Act as liaison among the Chair, our independent directors and company management
✔
Evaluate and advise the Chair as to the quality, quantity and timeliness of the flow of information between company management and the independent directors as is appropriate for the independent directors to effectively perform their duties

✔	Provide input to the Chair, as appropriate, with respect to the meeting agendas for the Board of Directors and its committees
✔	Call and preside at periodic meetings of the independent directors and communicate relevant feedback to the Chair and company management as needed
✔	Be available for consultation and communication with significant stockholders wishing to communicate directly with our independent directors
✔	Coordinate the assessment of Board committee structure, organization and effectiveness in partnership with the Chair

Role of Board in Risk Oversight Process
Risk is inherent with every business and the management of those risks is part of the health and well-being of how businesses operate. We face a number of risks, including strategic, financial, business, operational, legal, compliance, cybersecurity and reputational risks that are disclosed in our annual report. On cybersecurity in particular, like other technology companies, we have faced and expect to face cybersecurity threats on an ongoing basis. We regularly monitor and test our safeguards, and have taken affirmative steps to demonstrate our commitment to data security and privacy, such as obtaining cybersecurity-related certifications under standards promulgated by the International Organization for Standardization.
We have designed and implemented processes to manage risk in our operations. Risks are identified, categorized and assessed based on their estimated impact and likelihood to occur, the speed at which they may materialize, and our current and future capabilities to address each risk. On a regular basis, specific departmental risk reviews are conducted with senior leaders from across the company. The company’s highest priority risks are presented to its risk steering committee, which consists of executive management and is chaired by our Vice President of Internal Audit and Risk Governance. At the risk steering committee, individual managers responsible for each highest-priority risk report on mitigation progress and receive cross-functional feedback. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular Board meeting. Our Vice President of Internal Audit and Risk Governance makes periodic reports to the Board and its committees with respect to various aspects of risk management, with assistance from our Head of Compliance, who reports directly to our Chief Legal Officer. Our Board has full access to management and has the ability to engage outside advisors and experts as needed to assess current and potential future risks.
In addition, our Board has tasked designated standing committees with oversight over certain categories of risk management. Our audit committee oversees enterprise risk management in the areas of internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance, cybersecurity and other information technology risks. Our compensation committee oversees compensation and other employee-related risks, including risks relating to our executive compensation plans and arrangements as well as talent and leadership development and management, including matters relating to the attraction, development and retention of top-level talent. Our nominating and corporate governance committee oversees risks relating to governance, including our corporate governance practices, the composition and effectiveness of our Board of Directors, and issues related to corporate social responsibility and sustainability. The Board receives reports on all significant committee activities at each regular Board meeting and evaluates the risks inherent in significant transactions. Together with the committees, our Board reviews the overall risk profile of the company on at least an annual basis.
Our Board of Directors believes its current structure and leadership support its risk oversight function.
Board Committees
Our Board of Directors has established the following standing committees of the Board: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of those committees is described below.
Audit Committee
The current members of our audit committee are Mr. Chadwick, Ms. Henry and Ms. Wagner. Mr. Chadwick is the chairperson of our audit committee. Our Board of Directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and each member also meets the financial literacy requirements of the listing standards of the NYSE. Our Board of Directors has determined that each of Mr. Chadwick and Ms. Wagner is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•appointing and overseeing our independent auditor;
•reviewing and approving audit and non-audit services;

•reviewing and approving (or recommending for approval to our Board of Directors) earnings materials, financial statements and related disclosures in periodic reports;
•reviewing internal controls and disclosure controls and procedures;
•overseeing the design, implementation and performance of our internal audit function;
•reviewing and discussing the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
•overseeing our policies on risk assessment and management;
•reviewing and monitoring compliance with our Code of Conduct; and
•reviewing and approving related party transactions.
No member of our audit committee should simultaneously serve on the audit committee of more than two additional public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such member to effectively serve on the audit committee and discloses such determination in accordance with the requirements of the NYSE. Our Board of Directors has considered Mr. Chadwick’s simultaneous service on the audit committees of Samsara and three other public companies and has determined that such simultaneous service does not impair his ability to effectively serve as a member and chairperson of our audit committee.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our investor relations website at https://investors.samsara.com/governance/governance-documents.
During fiscal year 2025, our audit committee held five meetings.
Compensation Committee
The current members of our compensation committee are Ms. Bostrom, Mr. Bluedorn and Ms. Livermore. Ms. Bostrom is the chairperson of our compensation committee. Our Board of Directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing and approving (or recommending to our Board of Directors) CEO and executive officer compensation;
•reviewing, approving, administering and overseeing our employee benefit and equity incentive plans;
•retain compensation consultants and other advisors; and
•reviewing and recommending to the Board of Directors compensation for non-employee directors.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our investor relations website at https://investors.samsara.com/governance/governance-documents.
During fiscal year 2025, our compensation committee held five meetings.

Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Ms. Livermore, Mr. Bluedorn and Ms. Wagner. Ms. Livermore is the chairperson of our nominating and corporate governance committee. Our Board of Directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Our nominating and corporate governance committee is responsible for, among other things:
•assisting the Board of Directors by identifying individuals qualified to become members of the Board of Directors, and recommending to the Board of Directors, proposed nominees for election to the Board of Directors and appointment to its committees;
•considering director nominees properly recommended or nominated by stockholders;
•evaluating and recommending to the Board of Directors corporate governance policies, practices and guidelines applicable to the company;
•reviewing potential conflicts of interest;
•facilitating the annual performance review of the Board of Directors and its committees; and
•periodically reviewing and making recommendations to the Board of Directors regarding corporate governance trends, including developments related to corporate social responsibility, sustainability and other matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our investor relations website at https://investors.samsara.com/governance/governance-documents.
During fiscal year 2025, our nominating and corporate governance committee held three meetings.
External Director Commitments
Our corporate governance guidelines contain a description of our overboarding policy, which is designed to help ensure that our directors can perform their duties and responsibilities as a director by limiting the number of additional public company boards on which they may serve. Our directors are not permitted to serve on more than four additional public company boards without the approval of the Board of Directors. In addition, any director who is the chief executive officer of a public company, including our CEO, should not serve on more than two additional public company boards, and no member of our audit committee should serve on the audit committee of more than two other public companies, without the approval of the Board of Directors. In partnership with our nominating and corporate governance committee, the Board of Directors will consider multiple factors when reviewing a request for an exception to this policy. These factors include a director’s attendance and level of engagement at Board and committee meetings, the role that the director plays on the Board of Directors as well as his or her role on the boards and committees of the other public companies, the diversity of experience and background that the director contributes to the Board’s composition, and other relevant factors as needed.
Attendance at Board and Stockholder Meetings
During our fiscal year ended February 1, 2025, our Board of Directors held four meetings, and each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at the annual meetings of stockholders, we encourage directors to attend. Six members of our Board of Directors at the time attended the fiscal year 2025 annual meeting.

Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions led by our Lead Independent Director without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
Considerations in Evaluating Directors and Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and its respective committees and other director qualifications. While our Board has not set specific minimum qualifications for its members, our nominating and corporate governance committee evaluates director nominees based on various factors, including but not limited to character, professional ethics, integrity, judgment, business acumen, demonstrated expertise, and competence in their field. Additional considerations include the ability to exercise sound business judgment, tenure on the Board, complementary skills, understanding of our business, awareness of Board responsibilities, time commitments, and diversity across professional background, education, race, ethnicity, gender, age, and geography. The Board values a mix of perspectives and experiences that enhance decision-making. While there is no formal policy regarding a balanced representation of backgrounds and experiences, the Board is committed to fostering a well-rounded and inclusive membership and considers a wide range of perspectives, professional experiences, and expertise in its selection process.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, Board or management.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our Board of Directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our Board of Directors has the final authority in determining the selection of director candidates for nomination to our Board.
Our nominating and corporate governance committee also oversees the annual self-evaluation process for our Board of Directors and its committees, including conducting surveys of director observations and suggestions on the effectiveness of the Board. The nominating and corporate governance committee is responsible for establishing the evaluation criteria and implementing the process for this evaluation, as well as making recommendations to the Board regarding any changes they may deem appropriate based on insights collected through the evaluation process. We utilize the results of the evaluation process to analyze the effectiveness of our current Board composition, structure, and processes and to determine the critical skills and characteristics required of prospective candidates for election to our Board.

Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our Board of Directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our Board of Directors should direct the recommendation in writing by letter to our corporate secretary at Samsara Inc., 1 De Haro Street, San Francisco, California 94107, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock, among other required information. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our fiscal year 2027 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for Fiscal Year 2027 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors may do so by writing and sending the correspondence to our corporate secretary or legal department by mail to our principal executive offices at Samsara Inc., 1 De Haro Street, San Francisco, California 94107. Our corporate secretary or legal department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board of Directors to consider and (3) matters that are of a type that render them improper or irrelevant to the functioning of our Board of Directors or our business, including, without limitation, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. If appropriate, our corporate secretary or legal department will route such communications to the appropriate director(s) or, if none is specified, then to the chair of the Board or the lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our Board of Directors are prohibited from, among other things, (1) engaging in short sales of our securities, (2) engaging in transactions in puts, calls, or other derivative securities involving our equity securities on an exchange or in any other organized market, (3) engaging in hedging transactions involving our securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds, (4) pledging any of our securities as collateral for any loans unless explicitly approved in writing by our Chief Legal Officer and (5) holding our securities in a margin account.

Corporate Governance Guidelines and Code of Conduct
Our Board of Directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our Board of Directors and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a code of conduct that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of conduct are available on our investor relations website at https://investors.samsara.com/governance/governance-documents. We will post amendments to our code of conduct or any waivers of our code of conduct for directors and executive officers on the same website.
Director Compensation
We have an outside director compensation policy for our non-employee directors, which we most recently updated in July 2024 to align with peer and market practices. The current outside director compensation policy was developed with input from our independent compensation consultant, Compensia, Inc. (“Compensia”) regarding practices and compensation levels of similarly situated companies and is intended to attract, retain, and reward non-employee directors.
Under our outside director compensation policy, non-employee directors are entitled to receive compensation in the form of cash and equity, as described below.
•$40,000 retainer per year for each non-employee director;
•$50,000 retainer per year for the non-executive chair of the Board of Directors (if appointed);
•$20,000 retainer for the lead independent director;
•$25,000 retainer per year for the chair of the audit committee or $10,000 retainer per year for each other member of the audit committee;
•$20,000 retainer per year for the chair of the compensation committee or $10,000 retainer per year for each other member of the compensation committee; and
•$12,000 retainer per year for the chair of the nominating and corporate governance committee or $6,000 retainer per year for each other member of the nominating and corporate governance committee.
Each non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and will not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors will be paid quarterly in arrears on a prorated basis.
Each person who first becomes a non-employee director under the outside director compensation policy will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units covering a number of shares of our Class A common stock, with such award having a grant value equal to $500,000, rounded to the nearest whole share. Each initial award will vest as to 1/3rd of the underlying shares on the first quarterly vesting date following the date the individual became a non-employee director, and as to 1/3rd of the underlying shares on each of the next two anniversaries thereafter, subject to continued service through each relevant vesting date. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an initial award.

On the date of each of our annual stockholder meetings, except as noted below, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an award of restricted stock units covering a number of shares of our Class A common stock, with such award having a grant value of $250,000, rounded to the nearest whole share. Each annual award will vest on the earlier of the first anniversary of the award’s grant date or the day before the annual stockholder meeting following the date the annual award was granted, in each case subject to continued service through the relevant vesting date. Because the outside director compensation policy was updated shortly after the fiscal year 2025 annual meeting of stockholders, each non-employee director at the time, other than Mr. Andreessen (as he declined all compensation, including equity awards, for his service on our Board of Directors for the fiscal year ended February 1, 2025), subsequently received a true-up equity grant to account for the increase in the approved yearly equity grant value (from the previously applicable $200,000 annual grant value).
In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our outside director compensation policy) will fully vest and become immediately exercisable (if applicable), unless specifically provided otherwise under the applicable award agreement or other written agreement between the non-employee director and us.
Under our outside director compensation policy, in any fiscal year, no non-employee director may be paid, issued or granted cash compensation and equity awards following the effective date of our outside director compensation policy with a total value of greater than $750,000, with the value of an equity award based on its grant-date fair value for purposes of this limit. Any cash compensation paid or equity awards granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) will not count toward this limit. The maximum annual limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Our outside director compensation policy also provides for the reimbursement of our non-employee directors for reasonable, customary and documented travel expenses to attend meetings of our Board of Directors and committees thereof.
Our non-employee directors will remain eligible to receive equity awards and cash or other compensation outside of the outside director compensation policy, as may be provided from time to time at the discretion of our Board of Directors.

Director Compensation for Fiscal Year 2025
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our Board of Directors for the fiscal year ended February 1, 2025. In connection with the updated outside director compensation policy, each non-employee director, other than Mr. Andreessen and Ms. Henry, received a true-up equity grant in September 2024 as described below. Directors who are also our employees receive no additional compensation for their service as directors. During fiscal year 2025, Mr. Biswas and Mr. Bicket were employees and executive officers of the company and therefore did not receive compensation as directors. See “Executive Compensation” for additional information regarding Mr. Biswas’ and Mr. Bicket’s compensation.

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Marc Andreessen (2)	—	—	—	—	—
Todd Bluedorn	51,400	249,986	—	—	301,386
Sue Bostrom	55,000	249,986	—	—	304,986
Jonathan Chadwick	81,400	249,986	—	—	331,386
Alyssa Henry (3)	22,500	500,009	—	—	522,509
Ann Livermore (4)	56,750	249,986	—	—	306,736
Sue Wagner (5)	57,000	249,986	—	—	306,986
_________________________
(1)The dollar value of the restricted stock unit, or RSU, awards shown in the “Stock Awards” column represents the aggregate grant-date fair value calculated on the basis of the fair market value of the underlying shares of Class A common stock on the grant date in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. On July 10, 2024, each non-employee director, other than Mr. Andreessen and Ms. Henry, received an annual grant of 5,685 RSUs with a grant-date fair value of $35.18 per share, the closing stock price as of the date of grant, in accordance with the terms of our outside director compensation policy that was in place at the time. On August 5, 2024, Ms. Henry received an initial grant in connection with her appointment to our Board of Directors of 14,061 RSUs with a grant-date fair value of $35.56 per share, the closing stock price as of the date of grant, in accordance with the terms of our outside director compensation policy. On September 4, 2024, each non-employee director, other than Mr. Andreessen and Ms. Henry, received a true-up equity grant of 1,293 RSUs with a grant-date fair value of $38.66 per share, the closing stock price as of the date of grant, in accordance with the terms of our updated outside director compensation policy. This true-up equity grant aligns our non-employee director equity compensation with the updated outside director compensation policy, which was approved after the annual grant date and which increased the annual equity award grant value to $250,000.
(2)Mr. Andreessen declined all compensation, including equity awards, for his service on our Board of Directors for the fiscal year ended February 1, 2025.
(3)Board and committee fees for Ms. Henry are prorated to reflect her appointment to our Board of Directors, effective August 1, 2024, and her appointment to the audit committee, effective November 3, 2024.
(4)Committee fees for Ms. Livermore are prorated to reflect her transition off of the audit committee and her appointment as chair of the nominating and corporate governance committee, effective November 3, 2024.
(5)Committee fees for Ms. Wagner are prorated to reflect her transition from chair to member of the nominating and corporate governance committee, effective November 3, 2024.
The following table lists all outstanding equity awards held by non-employee directors as of February 1, 2025:

Name	Aggregate Number of Shares Underlying Outstanding Stock Awards
Marc Andreessen (1)	—
Todd Bluedorn	12,135
Sue Bostrom	21,978
Jonathan Chadwick	6,978
Alyssa Henry	9,375
Ann Livermore	31,980
Sue Wagner	6,978
_________________________
(1)Mr. Andreessen declined all compensation, including equity awards, for his service on our Board of Directors for the fiscal year ended February 1, 2025.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine directors. At the fiscal year 2026 annual meeting, nine directors will be elected for a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our Board of Directors has approved, Sanjit Biswas, John Bicket, Marc Andreessen, Todd Bluedorn, Sue Bostrom, Jonathan Chadwick, Alyssa Henry, Ann Livermore and Sue Wagner as nominees for election as directors at the annual meeting. If elected, each of Mr. Biswas, Mr. Bicket, Mr. Andreessen, Mr. Bluedorn, Ms. Bostrom, Mr. Chadwick, Ms. Henry, Ms. Livermore and Ms. Wagner will serve as a director until the fiscal year 2027 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Mr. Biswas, Mr. Bicket, Mr. Andreessen, Mr. Bluedorn, Ms. Bostrom, Mr. Chadwick, Ms. Henry, Ms. Livermore and Ms. Wagner have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted “FOR” a particular nominee, whether as a result of choosing to “WITHHOLD” authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending January 31, 2026. Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended February 1, 2025.
At the annual meeting, we are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026. Our audit committee is submitting the appointment of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte & Touche LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, then our audit committee may reconsider the appointment. One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed or expected to be billed (in thousands) for professional audit services and other services rendered to us by Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (“Deloitte”) for our fiscal years ended February 1, 2025 and February 3, 2024.

	2025	2024
Audit Fees (1)	$3,745	$3,733
Audit-Related Fees (2)	—	—
Tax Fees (3)	296	348
All Other Fees (4)	9	10
Total Fees	$4,050	$4,091
_________________________
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with regulatory filings or engagements for those fiscal years. Audit fees also include amounts related to services rendered in connection with statutory audit filings for the fiscal year ended February 1, 2025.
(2)For the fiscal years ended February 1, 2025 and February 3, 2024, there were no fees billed by Deloitte for professional services rendered under “Audit-Related Fees” in the table above.
(3)“Tax Fees” consist of fees for professional services for tax compliance and tax consulting.
(4)“All Other Fees” consist of fees related to subscriptions to an accounting research database for the fiscal years ended February 1, 2025 and February 3, 2024.
Auditor Independence
In fiscal year 2025, there were no other professional services provided by Deloitte & Touche LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is generally required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by Deloitte & Touche LLP for our fiscal years ended February 1, 2025 and February 3, 2024 were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2026 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING JANUARY 31, 2026.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the Board of Directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the Board of Directors. This written charter is reviewed annually for changes, as appropriate. With respect to Samsara’s financial reporting process, Samsara’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Samsara’s consolidated financial statements. Samsara’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of Samsara’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Samsara’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP;
•discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in Samsara’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board of Directors:
Jonathan Chadwick (Chair)
Alyssa Henry
Sue Wagner
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Samsara under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Samsara specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” vote, gives our stockholders the opportunity to express their view on our named executive officers’ compensation as a whole. This vote is not intended to address any specific items of compensation or any specific named executive officer but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. At our fiscal year 2024 annual meeting, we asked our stockholders to express a preference for the frequency of our Say-on-Pay vote. The majority of our stockholders voted to hold the Say-on-Pay vote on an annual basis, and therefore, we will present this vote every year to our stockholders.
The Board encourages stockholders to carefully review the section of this proxy statement titled “Executive Compensation,” including the Compensation Discussion and Analysis and the Executive Compensation Tables, for a thorough discussion of the compensation of our named executive officers as well as our compensation philosophy and programs. We believe that the information provided in the section titled “Executive Compensation,” including the Compensation Discussion and Analysis and the Executive Compensation Tables, demonstrates that our executive compensation program was designed appropriately and is working to ensure that the interests of our executives are aligned with those of our stockholders in order to support long-term value creation.
Accordingly, our Board of Directors requests that shareholders approve, on a non-binding advisory basis, the following resolution at the fiscal year 2026 annual meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement, is hereby approved.”
Vote Required
The approval, on a non-binding advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Because this proposal is an advisory vote, the result will not be binding on us or our Board of Directors. Our Board of Directors and our compensation committee, however, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of June 2, 2025.

Name	Age	Position
Sanjit Biswas	43	Co-Founder, Chief Executive Officer and Chair
John Bicket	45	Co-Founder, Executive Vice President, Chief Technology Officer and Director
Dominic Phillips	43	Executive Vice President, Chief Financial Officer
Adam Eltoukhy	41	Executive Vice President, Chief Legal Officer and Corporate Secretary
Sanjit Biswas. For the biography of Mr. Biswas, see the section of this proxy statement titled “Board of Directors and Corporate Governance—Nominees for Director.”
John Bicket. For the biography of Mr. Bicket, see the section of this proxy statement titled “Board of Directors and Corporate Governance—Nominees for Director.”
Dominic Phillips. Mr. Phillips has served as our Chief Financial Officer since December 2019. From April 2014 to November 2019, he held various finance roles at ServiceNow, Inc., most recently Vice President, Finance and Head of Corporate Development, and from August 2010 to April 2014, he held various roles on Morgan Stanley’s technology investment banking team, most recently Vice President. Mr. Phillips holds a B.S. in Business from California Polytechnic State University—San Luis Obispo and an M.B.A. from University of California, Berkeley, Haas School of Business.
Adam Eltoukhy. Mr. Eltoukhy has served in various roles at Samsara since October 2018, most recently as our Chief Legal Officer. From November 2012 to October 2018, he was Legal Counsel at Palantir Technologies, where he served in a variety of positions, including most recently as the head of the litigation and intellectual property groups. Prior to joining Palantir, he was an associate with the firms of Morrison & Foerster and Weil, Gotshal and Manges. He also served as a law clerk on the United States District Court for the Northern District of California and the United States Court of Appeals for the Federal Circuit. Mr. Eltoukhy holds a B.S. in Electrical Engineering from Santa Clara University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section describes the material elements of our executive compensation program for the following current and former executive officers, who are our named executive officers for the fiscal year ended February 1, 2025 (“FY 2025”):
•Sanjit Biswas, our Chief Executive Officer;
•Dominic Phillips, our Executive Vice President and Chief Financial Officer;
•John Bicket, our Executive Vice President and Chief Technology Officer;
•Adam Eltoukhy, our Executive Vice President and Chief Legal Officer and Corporate Secretary; and
•Lara Caimi, our Executive Vice President and President of Worldwide Field Operations (1).
_________________________
(1)Ms. Caimi stepped down from her position as President of Worldwide Field Operations, effective March 3, 2025, at which time she also ceased being an executive officer. Ms. Caimi will remain at the company pursuant to the terms of her employment in an advisory capacity through her planned departure date of September 5, 2025.
Executive Summary
Samsara, the pioneer of the Connected Operations Platform, is on a mission to increase the safety, efficiency and sustainability of the operations that power the global economy. Our executive compensation program is designed to attract, retain and motivate our leadership team to fulfill this mission. We believe that our approach to executive compensation is aligned with the interests of our stockholders, as compensation for our executive officers is primarily delivered in the form of equity and therefore tied to our company performance.
FY 2025 Financial & Operational Highlights
We were founded in 2015 and have achieved significant growth since our inception. In FY 2025, we reached several significant financial and operational milestones, a few of which are highlighted below. Our business model focuses on maximizing the lifetime value of our customer relationships, and we continue to make significant investments to grow our customer base.

Strong Total Revenue	Strong Growth of Annual Recurring Revenue(1)	Increased Number of Large Customers

$1,249.2 million, representing year-over-year growth of 33%	Ended FY 2025 with close to $1.5 billion in ARR, growing 32% year-over-year	2,506 customers over $100,000 in ARR, up 36% year-over-year

Continued Growth in our Customer Base	Broad Multi-Product Adoption	Expanded Operational Data Set

Over 20,000 core customers(2)	Over 80% of our core customers(2) and 90% of our customers representing over $100,000 in ARR are using multiple applications	In FY 2025, processed more than 14 trillion data points, representing over 50% year-over-year growth
_________________________
(1)Annual Recurring Revenue is the annualized value of subscription contracts that have commenced revenue recognition as of the measurement date.
(2)We define “core customer” as a customer with $10,000 or more in ARR.

FY 2025 Executive Compensation Highlights
Our FY 2025 executive compensation program was designed to be consistent with our executive compensation philosophy and had the following features:

Continued Use of Minimal Base Salary for our CEO and CTO.	Each of our co-founders, Mr. Biswas and Mr. Bicket, continued to voluntarily receive a minimal base salary of $50,000 each in FY 2025.

No Changes to Most Non-Equity Incentive Plan Target Percentages.
For our FY 2025 non-equity incentive compensation plan for our executives (the “Executive Non-Equity Incentive Plan”), we made no changes to the target percentages for our named executive officers other than Mr. Phillips, whose target percentage increased from 70% to 100% for FY 2025 to ensure competitiveness within the market.

Annual Executive Non-Equity Incentive Plan Based Solely on Pre-Established Corporate Performance Objectives.
Our Executive Non-Equity Incentive Plan rewards achievement of our annual performance targets through quarterly payouts (capped at 100% of the target payout for the first three quarters) and a final year-end payout, which is calculated as the full-year achievement minus the sum of the quarterly payments for the prior three quarters. This plan structure balances our desire to incentivize incremental performance throughout the year while emphasizing achievement of our annual performance targets. For FY 2025, our compensation committee approved an annual total payout result under the Executive Non-Equity Incentive Plan of 88.1% of target.

Extended Vesting Period of Restricted Stock Units to Promote Management Longevity and Align Executive and Stockholder Interests.
We extended our standard equity vesting schedule from three to four years for Vice President level and above and we continued to grant the vast majority of our named executive officers’ total direct compensation in the form of restricted stock units, or RSUs. This approach promotes management longevity, encourages executives to build long-term value, and aligns executives’ interests with our stockholders.

Say-on-Pay Results
At our fiscal year 2025 annual meeting of stockholders, we conducted our first “say-on-pay” vote. Approximately 98.3% of the shares represented and entitled to vote on this proposal voted, on a non-binding advisory basis, in favor of the compensation of our named executive officers for fiscal year 2024 (“FY 2024”).
We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our compensation committee considers the result of our say-on-pay vote in determining the compensation of our named executive officers and will continue to monitor the outcome of our say-on-pay vote, as well as feedback received throughout the year, when making future compensation decisions for our named executive officers.
After considering the above results and feedback from our stockholders, the compensation committee decided to maintain its overall approach to executive compensation.

Mix of Pay
Compensation for our named executive officers is intended to be competitive with our compensation peer group and reward executives when performance exceeds expectations and value is created for our stockholders. To create meaningful alignment between our executives and our stockholders, we allocate the majority of the total target compensation paid to our named executive officers to “at-risk” compensation that is tied to defined performance targets and/or continued service. For FY 2025, the annual pay mix for our CEO and our other named executive officers consisted of base salary, non-equity incentive awards and time-based restricted stock units, with “at-risk” compensation representing nearly all of our CEO’s overall pay at target and representing approximately 96% of our named executive officers’ overall pay at target.
Our Compensation Philosophy
Our executive compensation philosophy is shaped by our strong belief that competitiveness, management longevity, long-term ownership and strong performance orientation are key drivers to our success and to creating value for our stockholders. The objective of our executive compensation program is to attract, retain and incentivize highly talented individuals that embody our mission to increase the safety, efficiency and sustainability of the operations that power the global economy. We do this by designing programs that directly link executive compensation to executive team performance, overall company performance and the interests of our stockholders, particularly through focusing our compensation philosophy and program primarily on the long-term elements of target total compensation.

We use the following principles to accomplish our philosophy:

Competitiveness	Management Longevity

The importance of attracting and retaining critical talent is paramount to our success. We operate in a highly competitive talent market and our pay programs are designed to be competitive to attract and retain a highly talented executive team that supports our trajectory. We aim for the total target compensation of our named executive officers (including base salary, non-equity incentive awards and annual equity awards) to be competitive with our peer group. Our non-equity incentive plan also pays quarterly and rewards exceptional company performance against predetermined targets.

We believe that management longevity is a key driver of long-term value creation. Our executive compensation program is designed to retain our executives through annual equity awards that have a multi-year vesting period. In FY 2025, we extended the vesting period of the routine annual equity grants made to our named executive officers so that they vest over four years rather than three years to promote management longevity. The value realized from those grants is dependent on the value of our stock price when the grants vest, enhancing the link between the interests of our executives and our stockholders.

Long-Term Ownership	Strong Performance Orientation

We strive to align the interests of our named executive officers with those of our stockholders and ask our executives to focus on long-term value creation for the company. In line with this philosophy, we heavily weight our total pay package towards long-term equity incentives so that our executive team acts with an ownership mentality, focused on the long-term success of the company.

We have a high standard for company performance. We provide executives the opportunity to earn annual non-equity incentive awards through the achievement of business objectives that benefit stockholders, and the value realized from equity awards is dependent on our stock price performance over time.

Executive Compensation Practices
Our executive compensation policies and practices reinforce our long-term, performance-oriented philosophy.

What We Do		What We Don’t Do

✔	A significant portion of compensation for named executive officers is at-risk and based on our stock performance or pre-established corporate objectives	✘	No guaranteed bonuses

✔	Annually review our named executive officer compensation against competitive market data	✘	No excessive perquisites

✔	Maintain a compensation committee comprised of 100% independent directors	✘	No pension plans or supplemental retirement plans

✔	Maintain an executive compensation clawback policy	✘	No pledging of our stock by directors or executive officers

✔	Retain an independent compensation advisor who advises the compensation committee and provides no other services to the company	✘	No short sales, hedging or margin accounts

✔	Provide double-trigger change in control arrangements	✘	No excise tax gross-ups upon a change in control

✔	Assess the risk-reward balance of our compensation programs to mitigate undue risks

Our Compensation-Setting Process
Role of Management and the Compensation Committee
Our compensation-setting process is collaborative. Our compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. In addition, our compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer, and the compensation of our non-employee directors. Our compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers, other than himself, as well as recommendations from other independent Board members and our management team and the committee’s independent compensation consultant, Compensia, as discussed below. Each of these contributors provides valuable input and perspectives that are used to make executive compensation decisions. We believe this approach allows us to leverage the diverse experience and expertise of these groups for setting compensation levels, and identifying metrics to use and how value should be delivered to executive officers when performance expectations are met or exceeded.
Use of Independent Compensation Consultant
During the fiscal year ended February 1, 2025, our compensation committee, on behalf of our Board of Directors, retained Compensia to provide it with market information, analysis, and other advice relating to executive officer and non-executive director compensation on an ongoing basis, as well as equity plan design and strategy. Compensia does not provide any services to us other than the consulting services to our compensation committee. Our compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management, including such factors as were deemed relevant under the circumstances, and has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent pursuant to SEC and NYSE rules.
Overview of Factors Considered in Setting Executive Compensation
Our compensation committee assesses the competitiveness of each element of the executive officers’ total direct compensation against the compensation peer group, as discussed below, as well as taking into account Radford survey data. This assessment is one factor that our compensation committee considers when it sets pay levels for our executive officers.
We believe market data is a helpful reference to assess the competitiveness and appropriateness of our executive compensation program and our goals of attracting and retaining qualified executive officers. When making its compensation decisions, our compensation committee applies its own business judgment and experience and also considers a number of other factors, including: company performance, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, executive team performance, and internal pay equity considerations.

FY 2025 Peer Group
In November 2023, our compensation committee approved a peer group for use in making FY 2025 compensation decisions. The compensation committee used the following criteria in determining the appropriate peers:

Industry/Sector
Our compensation committee considered companies in the application software industry, the internet services and infrastructure industry and the systems software industry, among other industries and sectors;

Revenue	Our compensation committee generally considered companies whose revenue was between approximately 0.30x – 3.0x Samsara’s fourth quarter revenue in fiscal year 2023;

Market Capitalization
Our compensation committee generally considered companies whose market capitalization was between approximately 0.25x – 4.0x Samsara’s 30-day average market capitalization at the time of the peer group approval; and

M&A Activity	Our compensation committee eliminated any companies from the FY 2024 peer group that underwent mergers or acquisitions since approval of the FY 2024 peer group.

Based on these criteria and considerations, our peer group for FY 2025, referred to as our FY 2025 peer group, as approved by our compensation committee, consisted of the following companies:

FY 2025 Peer Group
Bill.com Holdings, Inc.	Elastic N.V.	Snowflake Inc.
Cloudflare, Inc.	GitLab Inc.	Toast, Inc.
Confluent, Inc.	HubSpot, Inc.	UiPath, Inc.
CrowdStrike Holdings, Inc.	MongoDB, Inc.	Unity Software Inc.
Datadog, Inc.	Okta, Inc.	Veeva Systems Inc.
DocuSign, Inc.	Palantir Technologies Inc.	ZoomInfo Technologies Inc.
Dynatrace, Inc.	Procore Technologies, Inc.	Zscaler, Inc.

FY 2026 Peer Group
In December 2024, our compensation committee reassessed the composition of our peer group using the same criteria as for FY 2025 and approved a new peer group for use in making compensation decisions for fiscal year 2026 (“FY 2026”).
Based on these criteria and considerations, we added Atlassian Corporation and removed Bill.com Holdings, Inc. and ZoomInfo Technologies Inc. in order to position us closer to the median of the group on market capitalization. As such, our peer group for FY 2026, referred to as our FY 2026 peer group, as approved by our compensation committee, consisted of the following companies:

FY 2026 Peer Group
Atlassian Corporation	Elastic N.V.	Snowflake Inc.
Cloudflare, Inc.	GitLab Inc.	Toast, Inc.
Confluent, Inc.	HubSpot, Inc.	UiPath, Inc.
CrowdStrike Holdings, Inc.	MongoDB, Inc.	Unity Software Inc.
Datadog, Inc.	Okta, Inc.	Veeva Systems Inc.
DocuSign, Inc.	Palantir Technologies Inc.	Zscaler, Inc.
Dynatrace, Inc.	Procore Technologies, Inc.
Elements of Executive Pay and FY 2025 Compensation
Our compensation program for FY 2025 consists primarily of base salary, non-equity incentive compensation, and long-term equity compensation in the form of restricted stock units. We also provide certain other benefits, as described under the heading “Benefits”.
Base Salary
We use base salary to provide a fixed amount of compensation for our named executive officers in exchange for their services. We generally position base salary for our named executive officers around the market median, emphasizing instead at-risk equity compensation as the primary vehicle for delivering compensation. In determining FY 2025 base salaries for the named executive officers other than our co-founders, our compensation committee considered each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, executive team performance, and internal pay equity considerations. Based on this analysis, salary increases were approved in the amounts shown below.

Executive	FY 2024 Base Salary	FY 2025 Base Salary	Total Increase
Sanjit Biswas	$50,000	$50,000	—
Dominic Phillips	$424,320	$500,000	$75,680
John Bicket	$50,000	$50,000	—
Adam Eltoukhy	$350,200	$437,333	$87,133
Lara Caimi	$500,000	$600,000	$100,000
Non-Equity Incentive Plan Compensation
We use non-equity incentive compensation to motivate our named executive officers to achieve our annual financial and key operational objectives, which in turn contribute towards progressing our longer-term strategic goals.

For FY 2025, our compensation committee set the terms and conditions of our Executive Non-Equity Incentive Plan and established the following target incentive amounts for our named executive officers, which as a percentage of base salary were unchanged from FY 2024 for all named executive officers other than Mr. Phillips:

Executive	Non-Equity Incentive Compensation as Percentage of Base Salary	Target Non-Equity Incentive Compensation as Dollar Amount
Sanjit Biswas	100%	$50,000
Dominic Phillips	100%	$500,000
John Bicket	100%	$50,000
Adam Eltoukhy	50%	$218,666
Lara Caimi	100%	$600,000
In line with our compensation philosophy, in designing our Executive Non-Equity Incentive Plan for FY 2025, our compensation committee considered the competitiveness of our program. Our compensation committee designed our plan to pay out based on achievement against (i) net new annual recurring revenue targets (weighted at 75%), in line with the annual operating plan approved by our Board of Directors, and (ii) adjusted free cash flow targets (weighted at 25%), re-forecasted after each quarter. Our compensation committee chose these two performance measures because it believed they are indicators of both top line and bottom line financial performance and provide incentives that drive the efficient, long-term growth of the company. At the beginning of FY 2025, the compensation committee approved the net new annual recurring revenue performance target for each fiscal quarter of FY 2025. After considering re-forecasting by our CEO and CFO prior to the beginning of each fiscal quarter of FY 2025, the compensation committee approved the adjusted free cash flow performance target for each fiscal quarter.
In establishing the performance goals and associated payout levels for FY 2025, the compensation committee considered exceptional performance to be necessary to achieve the net new annual recurring revenue and adjusted free cash flow performance targets. As such, the committee determined that executives’ pay outcome should reflect that exceptional performance if such challenging targets were met and adjusted the payout curve for FY 2025 accordingly. Achievement of at least 80% of the quarterly performance objective was required in order to be funded each quarter, with a maximum earning opportunity of a 150% payout if the overall annual performance objective was achieved at 110% or more. The quarterly payouts for the first, second and third quarters of FY 2025 were each capped at 100% of the target award, and the final year-end payout was calculated as the full-year achievement minus the sum of the payments for the prior three quarters. Payout for achievement ranging from 80% to 110% of the quarterly and annual performance objective was determined by a straight-line interpolation from 50% to 150%.
Following the end of each quarter for FY 2025, our compensation committee reviewed our financial performance against the approved performance objectives under the Executive Non-Equity Incentive Plan and approved each quarter’s achievement and payout, with an annual total payout result of 88.1% of target.

As a result, our named executive officers received the aggregate payouts listed in the table below with respect to fiscal year 2025.

Executive	Executive Non-Equity Incentive Plan Compensation
Sanjit Biswas	$44,050
Dominic Phillips	$440,502
John Bicket	$44,050
Adam Eltoukhy	$192,646
Lara Caimi	$528,602
Equity Compensation
Our equity award program is the primary vehicle used to differentiate compensation among and for offering long-term incentives to our named executive officers. We believe that equity awards align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance, and foster an ownership mentality. In addition, the long-term vesting features of our equity awards support our belief in management longevity because they create retentive hold. Generally, we intend to grant annual equity awards that are sized to be competitive, transparent and reflect the performance, contribution, and criticality of each named executive officer’s role in our company.
For FY 2025, our compensation committee set the terms and conditions of our CEO and Executive Vice Presidents’ equity incentive compensation so that their total compensation was competitive with the total target compensation of our FY 2025 peer group, with certain adjustments made based on the market, executive performance and the current unvested equity holdings of each executive. The compensation committee approved an enhanced equity award value for our CFO, Mr. Phillips, due to his critical role and strong performance, his low long-term unvested equity holding and the competitiveness of the market.
For FY 2025, we also shifted our standard equity vesting schedule from three to four years for employees at the Vice President level and above, and proportionately increased the associated annual target, in order to ensure competitiveness in recruiting senior-level employees and better promote long-term ownership and retention. On March 6, 2024, we granted restricted stock units to our named executive officers in accordance with our 2021 Equity Incentive Plan. The awards vest over a period of approximately four years in 16 quarterly installments, with the first quarterly vest event on June 10, 2024 for each NEO other than Mr. Phillips, whose award has a first quarterly vest event on March 15, 2024 due to the considerations referenced above. We believe this straightforward approach to equity compensation closely aligns the interests of our executives and our stockholders and incentivizes executives to focus on long-term value creation.
The number of shares of our common stock covered by each RSU award granted to our named executive officers in FY 2025 as well as the grant-date fair values of those awards are as set forth in the chart below. Unless otherwise noted below, to calculate the number of RSUs granted, the proposed grant value was divided by the 20-day trailing average closing stock price of Samsara shares as of March 6, 2024, which was $33.80. The column titled “Grant-Date Fair Value” represents the fair value of the grants calculated as of the grant date, March 6, 2024, in accordance with ASC Topic 718.

Executive	Grant-Date Fair Value	Number of RSUs
Sanjit Biswas (1)	$19,733,695	591,715
Dominic Phillips (2)	$19,733,695	591,715
John Bicket (1)	$5,426,745	162,721
Adam Eltoukhy (1)	$5,426,745	162,721
Lara Caimi (1)	$7,893,478	236,686
_________________________
(1)This award vests in 16 equal quarterly installments, with the first quarterly vest event on June 10, 2024, subject to continued service.
(2)This award vests in 16 equal quarterly installments, with the first quarterly vest event on March 15, 2024, subject to continued service.

Benefits
Our executive officers are eligible to participate in the same benefits programs offered to all full-time employees. These benefits include health, dental and vision benefits as well as fertility benefits, commuter and wellness reimbursement programs, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. We have established a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code (the “Code”) for all eligible employees, including our executive officers. In FY 2025, we matched contributions made by participants up to a maximum of 4% of an employee’s eligible earnings, subject to certain limits set by the Internal Revenue Service. We intend for the plan to be a qualified retirement plan under the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and the needs of our employees.
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We provide certain parking benefits at our corporate headquarters to our executive officers. Aside from this benefit, we typically do not provide any other perquisites or other personal benefits to our executive officers.
Other Compensation Information
Employment Arrangements
We have entered into an employment letter setting forth the terms and conditions of employment for each of our named executive officers. None of the employment letters has a specific term and each provides that the applicable named executive officer is an at-will employee.
Executive Compensation Clawback Policy
We have adopted an Executive Compensation Clawback Policy, effective as of November 28, 2023, that is compliant with the NYSE listing standards and the SEC rules under the Dodd-Frank Act. Under our Executive Compensation Clawback Policy, our compensation committee, or the independent members of our Board of Directors or another committee of the Board of Directors made up of independent directors, may seek to recover cash or equity compensation, or severance or termination payments, paid to an executive officer or certain other direct reports to our CEO in the three completed fiscal years immediately preceding an accounting restatement as a result of material non-compliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Equity Award Grant Practices
We have implemented an equity award grant policy that provides that the terms of equity awards are determined by our Board, compensation committee, or, with respect to employees other than our executive officers and certain other employees and subject to certain specified limitations, our equity award grant committee, which consists of our Chief Financial Officer, Chief Legal Officer and Chief People Officer. Grants of off-cycle equity awards are typically approved no later than the 22nd of a month and become effective on the approval date with the grants becoming effective on the same date as the equity award approval. Beginning in FY 2025, our annual equity awards granted under the equity award grant policy are typically approved no later than the 20th trading day following the trading day immediately after the day we have publicly announced our fourth quarter and fiscal year-end financial results. We do not time the grant of equity awards in relation to the release of material non-public information, and it is the intent of the equity award grant policy to specify the timing of effectiveness of equity awards in order to avoid such timing.

Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and/or other dispositions of our securities by directors, officers, employees and other covered persons that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the exchange listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for our fiscal year ended February 1, 2025.
From time to time, we may engage in transactions in our own securities. We comply with all applicable securities laws when engaging in transactions in our securities.
Post-Employment Compensation
We maintain an Executive Change in Control and Severance Plan, or our Severance Plan, pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Severance Plan. This Severance Plan was developed with input from our compensation consultant regarding severance practices at comparable companies, and is designed to serve our retention objectives by providing protection to our executives and other key employees so they can maintain continued focus and dedication to their responsibilities to maximize stockholder value, including during potentially uncertain periods. We believe the benefits provided pursuant to the Severance Plan are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to attract and retain talented and experienced executive officers. The Severance Plan generally will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Severance Plan.
Our Board of Directors has designated each of our named executives as a participant under our Severance Plan eligible for the rights to the applicable payments and benefits described in the section titled “Potential Payments Upon Termination or Change in Control.”
Deductibility of Executive Compensation. Generally, Section 162(m) of the Code limits the amount we may deduct from our federal income taxes for compensation paid to our chief executive officer and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, except to the extent provided in limited transition relief. In approving the amount and form of compensation for our named executive officers, we generally consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. We may, in our judgment, authorize compensation payments that will or may not be deductible when we believe that such payments are appropriate to attract, retain or motivate executive talent.
Taxation of Parachute Payments and Deferred Compensation. We do not provide, and have no obligation to provide, any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.
Accounting for Stock-Based Compensation. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase our equity securities and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Hedging and Pledging Policies. We maintain an Insider Trading Policy, which, among other things, prohibits short sales, transactions in publicly-traded options (such as puts and calls), hedging transactions (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), pledging any of our securities as collateral for a loan without prior written approval from our Chief Legal Officer, and holding any of our securities in a margin account.
Risk Assessment. Our compensation committee reviews the company’s compensation plans, including incentive and equity plans, to identify potential material adverse risks to the company and to ensure our compensation practices do not encourage excessive or inappropriate risk-taking. In FY 2025, after reviewing our plans, the compensation committee found that none of these plans posed material adverse risks requiring disclosure.

REPORT OF THE COMPENSATION COMMITTEE
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Samsara’s Annual Report on Form 10-K for the year ended February 1, 2025.
Respectfully submitted by the members of the compensation committee of the Board of Directors:
Sue Bostrom (Chair)
Todd Bluedorn
Ann Livermore
This Compensation Committee Report is required by the Securities and Exchange Commission (the “SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table for Fiscal Year 2025
The following table sets forth information regarding the compensation reportable for our named executive officers for fiscal year 2025 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Sanjit Biswas (4) Chief Executive Officer	2025	49,621	—	19,733,695	—	44,050	1,536	19,828,903
	2024	50,561	—	18,248,949	—	55,950	1,533	18,356,993
	2023	51,522	—	10,014,303	—	47,601	2,120	10,115,546
Dominic Phillips EVP, Chief Financial Officer	2025	496,203	—	19,733,695	—	440,502	14,527	20,684,928
	2024	430,487	—	6,843,350	—	332,370	14,067	7,620,274
	2023	414,688	—	4,777,167	—	277,222	12,792	5,481,869
John Bicket (4) EVP, Chief Technology Officer	2025	49,621	—	5,426,745	—	44,050	3,025	5,523,442
	2024	50,616	—	2,851,396	—	55,950	8,108	2,966,070
	2023	51,183	—	3,045,450	—	47,601	6,220	3,150,454
Adam Eltoukhy EVP, Chief Legal Officer and Corporate Secretary	2025	434,010	—	5,426,745	—	192,646	20,781	6,074,183
	2024	355,293	—	5,702,792	—	195,937	14,047	6,268,068
	2023	338,941	—	2,084,338	—	131,886	12,831	2,567,996
Lara Caimi (5) EVP, President of Worldwide Field Operations	2025	595,443	—	7,893,478	—	528,602	18,948	9,036,471
	2024	340,967	—	22,751,787	—	377,022	3,176	23,472,951
_________________________
(1)For stock awards granted during fiscal year 2025, fiscal year 2024, and fiscal year 2023 reflected in the table above, the dollar value of the RSU awards shown in the “Stock Awards” column represents the aggregate grant-date fair value calculated on the basis of the fair market value of the underlying shares of Class A common stock on the grant date in accordance with FASB ASC Topic 718. The stock awards granted during fiscal year 2025, fiscal year 2024, and fiscal year 2023 represent RSUs that are subject to a service condition. The actual value that the named executive officer will realize on each RSU will depend on the price per share of our shares of Class A common stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.
(2)The amounts reported for fiscal year 2025, fiscal year 2024, and fiscal year 2023 in this column represent amounts earned under the individualized incentive plan in which the named executive officer participated, as described in the section titled “Non-Equity Incentive Plan Compensation.”
(3)The amounts reported for fiscal year 2025, fiscal year 2024, and fiscal year 2023 represent 401(k) plan matching contributions, life insurance premiums, and parking expenses. With respect to Mr. Eltoukhy and Ms. Caimi for fiscal year 2025, the amounts reported also include guest travel expenses for certain company events and de minimus travel-related benefits. With respect to Mr. Bicket for fiscal year 2024, the amounts reported also include guest travel expenses for certain company events.
(4)Mr. Biswas and Mr. Bicket serve on our Board of Directors but are not paid additional compensation for such service.
(5)Ms. Caimi became Executive Vice President and President of Worldwide Field Operations on May 30, 2023. The salary and non-equity incentive plan compensation amounts presented for fiscal year 2024 are prorated based on the number of days during which she was employed by the company.

Grants of Plan-Based Awards for Fiscal Year 2025
The following table sets forth information regarding the grants of plan-based awards made to our named executive officers for fiscal year 2025.

Name	Grant Date (1)	All Other Stock Awards: Number of shares of stock or units (#)	Closing Market Price on Grant Date ($) (2)	Grant-Date Fair Value of Stock Awards ($) (3)
Sanjit Biswas	3/6/2024	591,715	33.35	19,733,695
Dominic Phillips	3/6/2024	591,715	33.35	19,733,695
John Bicket	3/6/2024	162,721	33.35	5,426,745
Adam Eltoukhy	3/6/2024	162,721	33.35	5,426,745
Lara Caimi	3/6/2024	236,686	33.35	7,893,478
_________________________
(1)Shares reported represent awards of RSUs granted under the 2021 Equity Incentive Plan (the “2021 Plan”). Each award of RSUs is subject to the service-vesting condition described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal Year 2025 Year-End.” With the exception of the RSU award granted to Mr. Biswas, which was approved on March 6, 2024, the reported RSU awards were approved on March 4, 2024.
(2)This column represents the closing price of our Class A common stock on the applicable date of grant.
(3)The reported amounts reflect the aggregate grant-date fair value of RSUs awarded under the 2021 Plan to our named executive officers, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the RSUs reported in this column are set forth in our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended February 1, 2025. The actual value that the named executive officer will realize on each RSU award will depend on the price per share of our shares of Class A common stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.
Executive Employment Agreements
We have entered into an employment letter setting forth the terms and conditions of employment for each of our named executive officers. None of the employment letters has a specific term and each provides that the applicable named executive officer is an at-will employee.

Outstanding Equity Awards at Fiscal Year 2025 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of February 1, 2025.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($) (3)
Sanjit Biswas	5/9/2019	1,140,062	(4)	3.51	5/8/2029
	10/15/2020	3,051,280	(4)	7.59	10/14/2030
	3/15/2022					228,596	(5)	11,772,694
	3/1/2023					466,204	(6)	24,009,506
	3/6/2024					480,769	(7)	24,759,604
Dominic Phillips	4/15/2021					22,604	(8)	1,164,106
	3/15/2022					109,048	(5)	5,615,972
	3/1/2023					174,826	(6)	9,003,539
	3/6/2024					443,787	(9)	22,855,031
John Bicket	5/9/2019	570,031	(4)	3.51	5/8/2029
	3/15/2022					69,519	(5)	3,580,229
	3/1/2023					100,525	(6)	5,177,038
	3/6/2024					132,211	(7)	6,808,867
Adam Eltoukhy	2/24/2021					12,087	(8)	622,481
	3/15/2022					38,946	(5)	2,005,719
	3/1/2023					145,689	(6)	7,502,984
	3/6/2024					132,211	(7)	6,808,867
Lara Caimi	5/31/2023					738,695	(10)	38,042,793
	3/6/2024					192,308	(7)	9,903,862
_________________________
(1)Each of the outstanding equity awards listed in this table that was granted prior to our initial public offering, which occurred in December 2021 (“IPO”), was granted pursuant to our 2015 Equity Incentive Plan and each of the outstanding equity awards listed in this table that was granted after our IPO was granted pursuant to our 2021 Equity Incentive Plan.
(2)This column represents the fair value of a share of our Class B common stock on the grant date, as determined by our Board.
(3)This column represents the fair market value of the shares of our Class A and Class B common stock underlying the RSUs as of February 1, 2025, based on the closing price of our Class A common stock of $51.50 per share on the last trading day before February 1, 2025.
(4)Amount reflects shares of our Class B common stock subject to a stock option granted pursuant to the terms and conditions of our 2015 Plan and a stock option agreement thereunder. The shares subject to the stock option are immediately exercisable and 100% vested.
(5)Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2021 Plan and an RSU agreement thereunder. The RSUs vest in 16 equal quarterly installments beginning on June 15, 2022, subject to continued service with us through each such date.
(6)Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2021 Plan and an RSU agreement thereunder. The RSUs vest in 12 quarterly installments beginning on June 15, 2023, subject to continued service with us through each such date.
(7)Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2021 Plan and an RSU agreement thereunder. The RSUs vest in 16 quarterly installments beginning on June 10, 2024, subject to continued service with us through each such date.
(8)Amount reflects shares of our Class B common stock subject to an award of RSUs pursuant to the terms and conditions of our 2015 Plan and an RSU agreement thereunder. The RSUs vest in quarterly installments through March 15, 2025, subject to continued service with us through each such date.
(9)Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2021 Plan and an RSU agreement thereunder. The RSUs vest in 16 quarterly installments beginning on March 15, 2024, subject to continued service with us through each such date.
(10)Amount reflects shares of our Class A common stock subject to an award of RSUs pursuant to the terms and conditions of our 2021 Plan and an RSU agreement thereunder. The RSUs vest in 16 equal quarterly installments beginning on September 15, 2023, subject to continued service with us through each date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Sanjit Biswas	—	—	1,088,874	42,885,279
Dominic Phillips	—	—	510,651	20,229,432
John Bicket	—	—	642,748	24,898,133
Adam Eltoukhy	—	—	263,054	10,479,449
Lara Caimi	—	—	339,856	13,581,532
_________________________
(1)The value realized on vesting is pre-tax and determined by multiplying (i) the number of shares of common stock acquired upon vesting of RSUs by (ii) the closing price of our Class A common stock on the last trading day prior to the RSU vesting date. It is our policy to release vested RSUs on the applicable quarterly vesting date of each year for the awards listed above (or, in the event the vest date occurs on a holiday or weekend, on the immediately following trading day).
Potential Payments upon Termination or Change in Control
Executive Change in Control and Severance Plan
We maintain an Executive Change in Control and Severance Plan pursuant to which our named executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Severance Plan. Our Severance Plan is designed to attract, retain, and reward senior level employees. The severance payments and benefits under the Severance Plan generally are in lieu of any other severance payments and benefits to which a participant was entitled before signing his or her participation agreement, except as specifically provided under the participation agreement.
Each of our named executive officers is a participant under our Severance Plan and eligible for the rights to the applicable payments and benefits described below.
In the event of a termination of the employment of our CEO, Mr. Biswas, by us for a reason other than “cause” or his death or “disability” (as such terms are defined in our Severance Plan), that occurs outside the change in control period (as described below), our CEO would be entitled to the following payments and benefits from the company:
•a lump sum payment equal to 100% of his annual base salary, plus 100% of his target annual non-equity incentive amount as in effect for the fiscal year in which the termination occurs;
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended, or COBRA, for a period of 12 months; and
•satisfaction of the time and service-based vesting requirements under then-outstanding and unvested equity awards (but without waiver of any cliff service vesting date) with respect to (i) any vesting date applicable to an equity award occurring after the date of termination but within the same fiscal quarter in which the termination occurred, (ii) any vesting date applicable to an equity award occurring in the first fiscal quarter following the fiscal quarter in which the termination occurred, and (iii) only if subclause (i) is not applicable because the termination occurred after the applicable vesting date, then any vesting date applicable to an equity award occurring in the second fiscal quarter following the termination.
In the event of a termination of the employment of a named executive officer, other than our CEO, by us for a reason other than “cause” or the named executive officer’s death or “disability” (as such terms are defined in our Severance Plan), that occurs outside the change in control period (as described below), the named executive officer would be entitled to the following payments and benefits from the company:
•a lump sum payment equal to 50% of the named executive officer’s annual base salary, plus 50% of the named executive officer’s target annual non-equity incentive amount as in effect for the fiscal year in which the termination occurs;

•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA, for a period of six months; and
•satisfaction of the time and service-based vesting requirements under then-outstanding and unvested equity awards (but without waiver of any cliff service vesting date) with respect to (i) any vesting date applicable to an equity award occurring after the date of termination but within the same fiscal quarter in which the termination occurred, (ii) any vesting date applicable to an equity award occurring in the first fiscal quarter following the fiscal quarter in which the termination occurred, and (iii) only if subclause (i) is not applicable because the termination occurred after the applicable vesting date, then any vesting date applicable to an equity award occurring in the second fiscal quarter following the termination.
In the event of a termination of the employment of our CEO, Mr. Biswas, by us for a reason other than “cause” or his death or “disability” or by him for “good reason” (as such terms are defined in our Severance Plan), in either case, occurring within a period beginning three months prior to and ending 18 months following a “change in control” (as defined in our Severance Plan), Mr. Biswas would be entitled to the following payments and benefits from the company:
•a lump sum payment equal to 150% of his annual base salary, plus 150% of his target annual non-equity incentive amount as in effect for the fiscal year in which the change in control qualifying termination of employment occurs;
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 12 months; and
•100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting (other than a “Liquidity Event Trigger” described below), all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s), unless otherwise determined by the applicable agreement governing the equity award with performance-based vesting.
In the event of a termination of the employment of a named executive officer, other than our CEO, by us for a reason other than “cause” or the named executive officer’s death or “disability” or by the named executive officer for “good reason” (as such terms are defined in our Severance Plan), in either case, occurring within a period beginning three months prior to and ending 18 months following a “change in control” (as defined in our Severance Plan), he or she would be entitled to the following payments and benefits from the company:
•a lump sum payment equal to 100% of his or her annual base salary, plus 100% of his or her target annual non-equity incentive amount as in effect for the fiscal year in which the change in control qualifying termination of employment occurs;
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of six months; and
•100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting (other than a “Liquidity Event Trigger” described below), all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s), unless otherwise determined by the applicable agreement governing the equity award with performance-based vesting.
Notwithstanding the foregoing, Ms. Caimi’s eligibility for severance benefits under the Severance Plan was terminated upon her last day as President of Worldwide Field Operations, effective March 3, 2025.
The receipt of the payments and benefits provided for under the Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as continued compliance with (i) any confidentiality, proprietary information, and inventions agreement applicable to the named executive officer and (ii) the non-disparagement covenant in the Severance Plan.

In addition, if any of the payments or benefits provided for under our Severance Plan or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Our Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.
The following table sets forth amounts payable to each of our named executive officers based on an assumed termination or change in control of the company, assuming the triggering event took place on January 31, 2025, the last trading day of FY 2025. The amounts shown in the table assume that all the eligibility requirements under our Severance Plan were met.

	Termination Without Cause				Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (“Double Trigger”)
Name	Salary Severance ($)	Non-Equity Incentive Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($) (1)	Salary Severance ($)	Non-Equity Incentive Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($) (1)
Sanjit Biswas	50,000	50,000	35,461	18,121,923	75,000	75,000	35,461	60,541,804
Dominic Phillips	250,000	250,000	17,356	10,821,026	500,000	500,000	17,356	38,638,648
John Bicket	25,000	25,000	17,592	4,280,320	50,000	50,000	17,592	15,566,133
Adam Eltoukhy	218,667	109,333	17,731	5,473,420	437,333	218,666	17,731	16,940,050
Lara Caimi (2)	300,000	300,000	17,731	9,132,238	600,000	600,000	17,731	47,946,655
_________________________
(1)The value of accelerated RSUs was determined by multiplying (i) the number of shares of common stock acquired upon the acceleration of vesting of RSUs by (ii) the closing price of our Class A common stock on January 31, 2025 (the last trading day of the fiscal year ending February 1, 2025), which was $51.50.
(2)In connection with Ms. Caimi’s last day as President of Worldwide Field Operations, her eligibility for severance benefits under the Severance Plan was terminated, effective March 3, 2025.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of February 1, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2015 Equity Incentive Plan (2)	6,422,643	5.40	—
2021 Equity Incentive Plan (3)	21,520,741	—	90,518,967
2021 Employee Stock Purchase Plan (3)	—	—	21,284,493
Equity compensation plans not approved by security holders	—	—	—
Total	27,943,384	5.40	111,803,460
_________________________
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class A common stock or Class B common stock subject to outstanding RSUs, which have no exercise price.

(2)As a result of our IPO and the adoption of the 2021 Plan, we no longer grant awards under the 2015 Equity Incentive Plan (the “2015 Plan”); however, all outstanding awards under the 2015 Plan remain subject to the terms of the 2015 Plan. The shares of Class A common stock available for issuance under the 2021 Plan will be increased by a number of shares of Class A common stock equal to (a) any shares of Class B common stock subject to outstanding awards under the 2015 Plan that, on or after the effective date of the registration statement relating to our IPO (the “Registration Date”), expire or otherwise terminate without having been exercised or issued in full, (b) any shares of Class B common stock that, on or after the Registration Date, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations and (c) any shares of Class B common stock issued pursuant to the 2015 Plan that, on or after the Registration Date, are forfeited to or repurchased by us due to failure to vest. The maximum number of shares of Class A common stock that can be added to the 2021 Plan from the 2015 Plan is 57,631,084.
(3)Consists of 90,518,967 shares of our Class A common stock reserved for issuance under our 2021 Plan and 21,284,493 shares of our Class A common stock reserved for issuance under our 2021 Employee Stock Purchase Plan (our “2021 ESPP”). Our 2021 Plan provides that on the first day of each fiscal year, the number of shares of our Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 50,600,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such number of shares of Class A common stock determined by the administrator of our 2021 Plan. Our 2021 ESPP provides that on the first day of each fiscal year, the number of shares of our Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 10,200,000 shares, (ii) one percent (1%) of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such number of shares of Class A common stock determined by the administrator of our 2021 ESPP. On February 2, 2025, the number of shares of our Class A common stock available for issuance under our 2021 Plan and our 2021 ESPP increased by 28,285,961 and 5,657,192 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
CHIEF EXECUTIVE OFFICER PAY RATIO
As disclosed in the Summary Compensation Table, the total compensation for our CEO for FY 2025 was $19,828,903. We estimate that the total compensation for the median of all employees, excluding our CEO, for FY 2025 was $196,900. The resulting ratio of our CEO’s total compensation to that of the median of all employees, excluding our CEO, for FY 2025 was 101 to 1.
Methodology Used to Identify Median Employee
We identified the median employee by aggregating for each employee employed as of February 1, 2025 (A) annual base salary for salaried employees or hourly rate multiplied by estimated work schedule for hourly employees, in each case annualized for newly-hired employees, (B) target non-equity incentive compensation for FY 2025, and (C) the grant-date fair value of equity compensation granted for FY 2025. For international employees, we converted those amounts from local currency to U.S. dollars using the exchange rate in effect as of February 1, 2025. Based on these totals, we ranked our employees, other than our CEO, from lowest to highest and identified the median employee. We then calculated the annual total compensation for the median employee using the same methodology used to calculate the “Total” column of the Summary Compensation Table. As of the last business day of FY 2025, we had 3,542 full-time employees.

PAY VERSUS PERFORMANCE
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid (“CAP”) to our named executive officers (“NEOs”) and certain measures of company performance. The material that follows is provided in compliance with these rules; however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made during the fiscal year ended February 1, 2025 is described above in the Compensation Discussion and Analysis.
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and our other NEOs for each year from fiscal year 2022, fiscal year 2023, fiscal year 2024, and fiscal year 2025, compared to our total shareholder return (“TSR”) from December 15, 2021 (the date our Class A common stock began trading on NYSE) through the end of each such fiscal year, as well as our net loss and our adjusted free cash flow for each such fiscal year. See Appendix A for a reconciliation of financial measures prepared in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP measures and other information.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)	Summary Compensation Table Total for PEO (b) (1)(2)	Compensation Actually Paid to PEO (c) (1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d) (4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (d) (5)	Total Shareholder Return (f) (6)	S&P 500 Information Technology Index Total Shareholder Return (g) (7)	Net Loss ($K) (h) (8)	Adjusted Free Cash Flow ($K) (i) (9)
2025	$19,828,903	$51,975,801	$10,329,756	$23,939,892	$208.50	$150.57	($154,907)	$111,482
2024	$18,356,993	$79,225,362	$11,002,761	$30,468,318	$131.62	$121.21	($286,726)	$27,053
2023	$10,115,546	($129,536)	$3,952,386	($244,003)	$55.71	$79.03	($247,422)	($110,034)
2022	$1,060,021	$30,638,749	$5,008,951	$12,428,718	$67.45	$90.82	($355,024)	($179,738)
_________________________
(1)Our PEO was Sanjit Biswas for each of the fiscal years presented herein.
(2)Represents the total compensation paid to our PEO in each listed fiscal year, as shown in our Summary Compensation Table.
(3)Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below.

Fiscal 2025**
Summary Compensation Table Total*	$19,828,903
Subtract Grant-Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(19,733,695)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	24,759,604
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	13,194,252
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	4,573,564
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	9,353,173
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$51,975,801
_________________________
*The assumptions used for determining the fair values shown in this table are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards.
**Note that we have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to the calculation of compensation actually paid and no adjustments have been made.

(4)This figure is the average of the total compensation paid to our NEOs other than our PEO in each listed fiscal year, as shown in our Summary Compensation Table. The names of the non-PEO NEOs in each year are listed in the table below.

Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025
Dominic Phillips	Dominic Phillips	Dominic Phillips	Dominic Phillips
Adam Eltoukhy	Andy McCall	Andy McCall	John Bicket
	John Bicket	John Bicket	Adam Eltoukhy
	Adam Eltoukhy	Adam Eltoukhy	Lara Caimi
Kiren Sekar
Lara Caimi
(5)This figure is the average of compensation actually paid for our NEOs other than our PEO in each listed fiscal year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed fiscal year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed fiscal year.

Fiscal 2025**
Summary Compensation Table Total*	$10,329,756
Subtract Grant-Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(9,620,166)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	11,594,156
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	6,703,181
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	2,540,996
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	2,391,969
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—
Compensation Actually Paid	$23,939,892
_________________________
*Note that the fair value assumptions shown with respect to footnote 3 above apply to the figures in this table as well.
**Note that we have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to the calculation of compensation actually paid and no adjustments have been made.
(6)Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on December 15, 2021, the date our Class A common stock began trading on NYSE.
(7)The peer group used is the S&P 500 Information Technology Index, as used in the company’s performance graph in our Annual Report on Form 10-K for our fiscal year ended February 1, 2025. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.
(8)The dollar amounts reported are the company’s net loss reflected in the company’s audited consolidated financial statements.
(9)In the company’s assessment, adjusted free cash flow is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net loss) used by the company in fiscal year 2025 to link compensation actually paid to performance. We define adjusted free cash flow as net cash used in operating activities reduced by cash used for purchases of property and equipment, and excluding the cash impact of non-recurring capital expenditures associated with the build-out of our corporate office facilities in San Francisco, California, net of tenant allowances, and legal settlements. We believe that adjusted free cash flow, even if negative, is useful in evaluating liquidity and provides information to management and investors about our ability to fund future operating needs and strategic initiatives.

Tabular List of Performance Measures
The list below includes the two financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs for fiscal year 2025 to company performance. Only two measures are identified because only two measures are currently used to link executive compensation to company performance.

Adjusted Free Cash Flow
Net New Annual Recurring Revenue
Description of Relationships Between Compensation Actually Paid and Performance
The graphs below describe the relationship between compensation actually paid and the individual performance measures shown.
Compensation Actually Paid Versus TSR

Compensation Actually Paid ($M)
Value of $100 Investment from 12/15/2021
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
-$10
$250
$200
$150
$100
$50
$0
$30.64
$12.43
$90.82
$67.45
$79.03
$55.71
($0.13)($0.24)
$79.23
$30.47
$131.62
$121.21
$51.98
$23.94
$208.50
$150.57
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
IOT TSR
S&P 500 Information Technology Index TSR

_________________________
* The TSR metric for IOT stock begins with the closing price on December 15, 2021, the date our Class A common stock began trading on NYSE.

Compensation Actually Paid Versus Net Loss

Compensation Actually Paid ($M)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
-$10
Net Loss ($M)
($400.0)
($350.0)
($300.0)
($250.0)
($200.0)
($150.0)
($100.0)
($50.0)
$0.0
($355.0)
($247.4)
($286.7)
($154.9)
$30.64
$12.43
($0.13)
($0.24)
$79.23
$30.47
$51.98
$23.94
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Loss ($M)

Compensation Actually Paid Versus Adjusted Free Cash Flow

$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
-$10
Compensation Actually Paid ($M)
$150.0
$100.0
$50.0
$0.0
($50.0)
($100.0)
($150.0)
($200.0)
Adjusted Free Cash Flow ($M)
$30.64
$12.43
($179.7)
($110.0)
($0.13)
($0.24)
$79.23
$27.1
$30.47
$111.5
$51.98
$23.94
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Adjusted Free Cash Flow ($M)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 15, 2025 for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of each of our Class A common stock and Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
We have based our calculation of the percentage of beneficial ownership on 299,740,909 shares of our Class A common stock, 269,587,022 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of April 15, 2025. We have deemed shares of our Class A and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 15, 2025 and RSUs that are scheduled to vest and settle within 60 days of April 15, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Samsara Inc., 1 De Haro Street, San Francisco, CA 94107.

	Shares Beneficially Owned				Percent of Total Voting Power (1)
	Class A Common Stock		Class B Common Stock +
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and Directors:
Sanjit Biswas (2)	1,903,879	*	104,272,528	38.1%	34.4%
Dominic Phillips (3)	1,124,174	*	—	—%	*
John Bicket (4)	1,192,815	*	101,137,974	37.4%	33.7%
Adam Eltoukhy (5)	109,003	*	—	—%	*
Lara Caimi (6)	62,967	*	—	—%	*
Marc Andreessen (7)	5,744,509	1.9%	47,885,375	17.8%	16.2%
Todd Bluedorn	10,311	*	—	—%	*
Sue Bostrom	204,054	*	—	—%	*
Jonathan Chadwick (8)	366,601	*	—	—%	*
Alyssa Henry	4,686	*	—	—%	*
Ann Livermore	211,551	*	—	—%	*
Sue Wagner	439,063	*	—	—%	*
All directors and executive officers as a group (12 persons) (9)	11,373,613	3.8%	253,295,877	92.3%	83.6%
Greater than 5% Stockholders:
Entities affiliated with Andreessen Horowitz (10)	3,995,652	1.3%	47,885,375	17.8%	16.1%
Baillie Gifford & Co. (11)	32,929,387	11.0%	—	—%	1.1%
Entities affiliated with General Catalyst (12)	2,000,000	*	19,434,119	7.2%	6.6%
Sands Capital Management, LLC (13)	16,696,593	5.6%	—	—%	*
T. Rowe Price Associates, Inc. (14)	16,135,965	5.4%	—	—%	*
The Vanguard Group (15)	15,260,007	5.1%	—	—%	*
_________________________
*Represents beneficial ownership or voting power of less than one percent (1%).
+    The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1)Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)Consists of (i) 1,833,789 shares of Class A common stock held by Mr. Biswas or by trusts in which Mr. Biswas has voting or investment power over the shares, (ii) 70,090 shares of Class A common stock RSUs that are scheduled to vest and settle within 60 days of April 15, 2025, (iii) 100,081,186 shares of Class B common stock held by Mr. Biswas or by trusts in which Mr. Biswas has voting or investment power over the shares and (iv) 4,191,342 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 15, 2025 by Mr. Biswas, all of which will be fully vested as of such date.
(3)Consists of (i) 1,107,620 shares of Class A common stock held by Mr. Phillips or by trusts in which Mr. Phillips has voting or investment power over the shares and (ii) 16,554 shares of Class A common stock RSUs that are scheduled to vest and settle within 60 days of April 15, 2025.
(4)Consists of (i) 1,172,745 shares of Class A common stock held by Mr. Bicket or by trusts in which Mr. Bicket has voting or investment power over the shares, (ii) 20,070 shares of Class A common stock RSUs that are scheduled to vest and settle within 60 days of April 15, 2025, (iii) 100,567,943 shares of Class B common stock held by Mr. Bicket or by trusts in which Mr. Bicket has voting or investment power over the shares and (iv) 570,031 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 15, 2025 by Mr. Bicket, all of which will be fully vested as of such date.
(5)Consists of (i) 89,907 shares of Class A common stock held by Mr. Eltoukhy or by trusts in which Mr. Eltoukhy has voting or investment power over the shares and (ii) 19,096 shares of Class A common stock RSUs that are scheduled to vest and settle within 60 days of April 15, 2025.
(6)Consists of (i) 48,174 shares of Class A common stock held by Ms. Caimi or by trusts in which Ms. Caimi has voting or investment power over the shares and (ii) 14,793 shares of Class A common stock RSUs that are scheduled to vest and settle within 60 days of April 15, 2025.

(7)Consists of (i) 1,748,857 shares of Class A common stock held of record by the LAMA Community Trust, of which Mr. Andreessen and his spouse are trustees, and (ii) the shares held by certain entities affiliated with Andreessen Horowitz identified in footnote 10. Mr. Andreessen may be deemed to have shared voting and dispositive power over the shares held directly by the LAMA Community Trust and the shares held directly by the entities affiliated with Andreessen Horowitz identified in footnote 10. The address for Mr. Andreessen is c/o Andreessen Horowitz, 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(8)Consists of 366,601 shares of Class A common stock held by Mr. Chadwick or by trusts in which Mr. Chadwick has voting or investment power over the shares.
(9)Consists of (i) 11,233,010 shares of Class A common stock and 248,534,504 shares of Class B common stock beneficially owned by our executive officers and directors and (ii) 140,603 shares of Class A common stock RSUs that are scheduled to vest and settle within 60 days of April 15, 2025 and 4,761,373 shares of Class B common stock subject to outstanding options that are exercisable by our executive officers and directors within 60 days of April 15, 2025, all of which will be fully vested as of such date.
(10)Consists of (i) 2,984,699 shares of Class B common stock held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P., and AH Parallel Fund IV-Q, L.P. (collectively, the “AH Parallel Fund IV Entities”), (ii) 5,278,477 shares of Class B common stock held of record by AH Parallel Fund V, L.P., for itself and as nominee for AH Parallel Fund V-A, L.P., AH Parallel Fund V-B, L.P., and AH Parallel Fund V-Q, L.P. (collectively, the “AH Parallel Fund V Entities”), (iii) 32,847,046 shares of Class B common stock held of record by Andreessen Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P., and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the “AH Fund IV Entities”), (iv) 6,775,153 shares of Class B common stock held of record by Andreessen Horowitz LSV Fund I, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund I-B, L.P. and Andreessen Horowitz LSV Fund I-Q, L.P. (collectively, the “AH LSV Fund I Entities”), and (v) 3,995,652 shares of Class A common stock held of record by Andreessen Horowitz LSV Fund III, L.P. (“AH LSV Fund III”), for itself and as nominee for Andreessen Horowitz LSV Fund III-B, L.P. (“AH LSV Fund III-B”) and AH 2022 Annual Fund, L.P. (“AH 2022 Annual” and together with AH LSV Fund III and AH LSV Fund III-B, the “AH LSV Fund III Entities”). AH Equity Partners IV (Parallel), L.L.C. (“AH EP IV Parallel”), the general partner of the AH Parallel Fund IV Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Benjamin Horowitz, and each of them may be deemed to have shared voting and dispositive power over the shares held by the AH Parallel Fund IV Entities. AH Equity Partners V (Parallel), L.L.C. (“AH EP V Parallel”), the general partner of the AH Parallel Fund V Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Parallel Fund V Entities. The managing members of AH EP V Parallel are Marc Andreessen and Benjamin Horowitz, and each of them may be deemed to have shared voting and dispositive power over the shares held by the AH Parallel Fund V Entities. AH Equity Partners IV, L.L.C. (“AH EP IV”), the general partner of the AH Fund IV Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Benjamin Horowitz, and each of them may be deemed to have shared voting and dispositive power over the shares held by the AH Fund IV Entities. AH Equity Partners LSV I, L.L.C. (“AH EP LSV I”), the general partner of the AH LSV Fund I Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH LSV Fund I Entities. The managing members of AH EP LSV I are Marc Andreessen and Benjamin Horowitz, and each of them may be deemed to have shared voting and dispositive power over the shares held by the AH LSV Fund I Entities. AH Equity Partners LSV III, L.L.C. (“AH EP LSV III”), the general partner of AH LSV Fund III and AH LSV Fund III-B, may be deemed to have sole voting and dispositive power over the shares held by AH LSV Fund III and AH LSV Fund III-B. AH Equity Partners 2022 Annual Fund, L.L.C. (“AH EP 2022 Annual”), the general partner of AH 2022 Annual, may be deemed to have sole voting power and dispositive power over shares held by AH 2022 Annual. The managing members of AH EP LSV III and AH EP 2022 Annual are Marc Andreessen and Benjamin Horowitz, and each of them may be deemed to have shared voting and dispositive power over the shares held by the AH LSV Fund III Entities. The address for each of these entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(11)Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2025, Baillie Gifford & Co. (Baillie Gifford) and/or one or more of its investment advisor subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds, or other institutional clients, reported that as of December 31, 2024, it had sole voting power over 18,153,079 shares of Class A common stock and sole dispositive power over 32,929,387 shares of Class A common stock, and that its principal address is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(12)Pursuant to a Schedule 13D/A filed with the SEC on October 29, 2024, General Catalyst Group Management Holdings GP, LLC reported that as of October 21, 2024, its holdings consisted of (i) 3,725,876 shares of Class B common stock held of record by GC Venture VIII-B, LLC (“GCVVIIIB”), (ii) 11,187,815 shares of Class B common stock held of record by General Catalyst Group VIII, L.P. (“GCGVIII”), (iii) 4,520,428 shares of Class B common stock held of record by General Catalyst Group X - Endurance, L.P. (“GCGXE”) and (iv) 2,000,000 shares of Class A common stock held of record by General Catalyst Group XI - Endurance, L.P. (“GCGXIE”). General Catalyst Group Management Holdings GP, LLC (“GCGMH LLC”) is the general partner of General Catalyst Group Management Holdings, L.P., which is the manager of General Catalyst Group Management, LLC, which is (1) the manager of GC Venture VIII-B Manager, LLC, which is the manager of GCVVIIIB, (2) the manager of General Catalyst GP VIII, LLC (“GCGPVIII”), which is the general partner of General Catalyst Partners VIII, L.P., which is the general partner of GCGVIII, (3) the manager of General Catalyst GP X – Growth Venture LLC, which is the general partner of General Catalyst Partners X – Growth Venture, L.P., which is the general partner of GCGXE and (4) the manager of General Catalyst Endurance GP XI, LLC, which is the general partner of General Catalyst Partners XI – Endurance, L.P., which is the general partner of GCGXIE. Kenneth Chenault, David Fialkow and Hemant Taneja are managing members of GCGMH LLC, and, as a result, may be deemed to share voting and investment power with respect to the shares held by GCVVIIIB, GCGVIII and GCGXE. Each party named above disclaims beneficial ownership of such shares. The principal business address of the foregoing entities and persons is 20 University Road, Suite 450, Cambridge, MA 02138.
(13)Pursuant to a Schedule 13G jointly filed with the SEC on May 14, 2025, Sands Capital Management, LLC and Frank M. Sands reported that as of March 31, 2025, they had shared voting power over 11,661,641 shares of Class A common stock and shared dispositive power over 16,696,593 shares of Class A common stock. The filing states that Frank M. Sands holds ultimate voting and investment power over securities held by Sands Capital Management, LLC. The principal address for each of Sands Capital Management, LLC and Frank M. Sands is 1000 Wilson Blvd., Suite 3000, Arlington, VA 22209.
(14)Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2025, T. Rowe Price Associates, Inc. reported that as of December 31, 2024, it had sole voting power over 14,674,502 shares of Class A common stock and sole dispositive power over 16,135,965 shares of Class A common stock, and that its principal address is 100 E. Pratt Street, Baltimore, MD 21202.
(15)Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group reported that as of December 29, 2023, it had sole dispositive power over 15,198,473 shares of Class A common stock and shared dispositive power over 61,534 shares of Class A common stock, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Aircraft Agreement
The company is party to an aircraft block charter agreement with a third-party aviation company exclusively for business travel by Mr. Biswas, our Co-Founder and Chief Executive Officer, and other company personnel. The aircraft that is the subject of the charter agreement is beneficially owned by Mr. Biswas through a limited liability company and operated by the third-party aviation company. We do not have any minimum use requirements with respect to the chartered aircraft and the charter agreement may be terminated at any time upon 30 days’ prior written notice. For use of the aircraft by Mr. Biswas and other company personnel for business travel, we pay an amount below market rates for comparable travel to the third-party aviation company in accordance with the terms of the block charter agreement. Between the date we entered into this agreement, April 15, 2024, and February 1, 2025, we paid $843,059 for business use of the aircraft. We do not pay to charter this or other aircraft for personal use by Mr. Biswas or other company personnel.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement, dated January 13, 2021, pursuant to which certain holders of our capital stock, including Mr. Biswas and Mr. Bicket (and certain of their affiliated trusts) and entities affiliated with Andreessen Horowitz, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Mr. Andreessen is affiliated with Andreessen Horowitz.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our written policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS
Stockholder Proposals or Director Nominations for Fiscal Year 2027 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our fiscal year 2027 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before February 2, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Samsara Inc.
Attention: Corporate Secretary
1 De Haro Street
San Francisco, California 94107
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our fiscal year 2027 annual meeting, the stockholder must provide timely written notice to our corporate secretary at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely for the fiscal year 2027 annual meeting, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on March 31, 2026, and
•no later than 5:00 p.m., Pacific Time, on April 30, 2026.
In the event that we hold our fiscal year 2027 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the day of our fiscal year 2027 annual meeting, and
•no later than 5:00 p.m., Pacific Time, on the 90th day following the day on which public announcement of the date of the annual meeting is first made by us (or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us).
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
In addition to satisfying the requirements of our amended and restated bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than June 1, 2026.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Fiscal Year 2025 Annual Report and SEC Filings
We have filed our Annual Report on Form 10-K for our fiscal year ended February 1, 2025 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K on our investor relations website at https://investors.samsara.com/overview, and they are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Samsara Inc., 1 De Haro Street, San Francisco, California 94107, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The Board of Directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
San Francisco, California
June 2, 2025

APPENDIX A
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)
(Unaudited)
This proxy statement includes the following non-GAAP financial measures, which should be viewed as additions to, and not substitutes for, or superior to, financial measures calculated in accordance with GAAP.
There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. In addition, adjusted free cash flow does not reflect our future contractual commitments or the total increase or decrease of our cash balance for a given period. All of these limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
We define adjusted free cash flow as net cash provided by (used in) operating activities reduced by cash used for purchases of property and equipment, and excluding the cash impact of non-recurring capital expenditures associated with the build-out of our corporate office facilities in San Francisco, California, net of tenant allowances, and legal settlements. Adjusted free cash flow margin is calculated as adjusted free cash flow as a percentage of total revenue. We believe that adjusted free cash flow and adjusted free cash flow margin, even if negative, are useful in evaluating liquidity and provide information to management and investors about our ability to fund future operating needs and strategic initiatives by excluding the impact of non-recurring events. The following table presents a reconciliation of adjusted free cash flow to net cash provided by (used in) operating activities for the periods presented:

	Fiscal Year Ended
	February 1, 2025	February 3, 2024	January 28, 2023
Net cash provided by (used in) operating activities	$131,659	$(11,815)	$(103,021)
Purchases of property and equipment	(20,177)	(10,953)	(33,240)
Free cash flow	$111,482	$(22,768)	$(136,261)
Purchases of property and equipment for build-out of corporate office facilities, net of tenant allowances (1)	—	(10,179)	26,227
Legal settlement (2)	—	60,000	—
Adjusted free cash flow	$111,482	$27,053	$(110,034)
Net cash provided by (used in) operating activities margin	11%	(1)%	(16)%
Free cash flow margin	9%	(2)%	(21)%
Adjusted free cash flow margin	9%	3%	(17)%
Net cash used in investing activities	$(66,621)	$(78,687)	$(631,848)
Net cash provided by financing activities	$27,101	$20,997	$14,212
__________
(1)In April 2023, we settled a lease dispute which was primarily related to lease incentives associated with leasehold improvements in the form of a tenant allowance and received $11.3 million.
(2)In January 2024, we settled non-recurring lease-related litigation and made a cash payment of $60.0 million.

samsara

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 28, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IOT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 28, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V75718-P28494

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAMSARA INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sanjit Biswas
02) John Bicket
03) Marc Andreessen
04) Todd Bluedorn
05) Sue Bostrom
06) Jonathan Chadwick
07) Alyssa Henry
08) Ann Livermore
09) Sue Wagner

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. The ratification of the appointment of Deloitte & Touche LLP as Samsara Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2026.	☐	☐	☐
3. The approval, on a non-binding advisory basis, of the compensation of Samsara Inc.'s named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

V75719-P28494

SAMSARA INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
July 29, 2025

The undersigned stockholder(s) hereby appoint(s) Sanjit Biswas, John Bicket, Dominic Phillips and Adam Eltoukhy, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Samsara Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific Time on July 29, 2025, at www.virtualshareholdermeeting.com/IOT2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE ABOVE NAMED PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side